UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[  ] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

FINDEX.COM, INC.

(Name of Registrant as Specified In Charter)

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[  ] Fee paid previously with preliminary materials.

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FINDEX.COM, INC.
4437 SOUTH 134th STREET
OMAHA, NE 68137

June 23, 2011

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To Our Stockholders:

The Information Statement enclosed herewith has been filed with United States Securities and Exchange Commission (“SEC”) and is being furnished pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to holders of shares of common stock, par value $.001 per share (the “Common Stock”), of Findex.com, Inc. (the “Company,” “we” or “us”).  The purpose of the Information Statement is to notify those of our stockholders who were not involved that, on June 23, 2011 (the “Record Date”), we obtained the approval of certain of our stockholders (our “Consenting Stockholders”) holding in the aggregate 37,520,760 shares of our common stock, representing on a combined basis approximately 54% of our total issued and outstanding common stock as of the Record Date, to proceed with the following corporate actions:

▪
The consummation of the sale of our QuickVerse® line of consumer software products, together with certain other complimentary lines of consumer software products, which collectively accounted for 88% of our aggregate revenues during the year-ended December 31, 2010,  to WORDsearch Corp., LLC., a Delaware limited liability company, pursuant to the terms of a certain Software Product Line Purchase Agreement, including the form of such agreement; and

▪
The granting of authority to our Board of Directors to declare, at its discretion duly exercised, one or more potential reverse stock-splits of all of the then issued and outstanding shares of our common stock at any time prior to April 30, 2016.

In accordance with the procedures permitted under Section 78.320 of the State of Nevada Revised Statutes (the “Nevada Revised Statutes”) in conjunction with our Restated Bylaws and Restated Articles of Incorporation, and the requirements under Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes, approval for us to proceed with these corporate actions was duly obtained from our Consenting Stockholders by way of written consent.  In accordance with applicable SEC rules, the enclosed Information Statement is being furnished to you, as a Findex stockholder, to inform you that approval of our proceeding with these corporate actions has already been duly obtained.

You are urged to read the Information Statement in its entirety.  Please note, however, that no action is required to be taken on your part in connection with the Information Statement; it is being furnished to you strictly for informational purposes. Please note further that no meeting of our stockholders will be held or proxies requested in connection with these matters.

In accordance with Rule 14c-2(b) promulgated under the Exchange Act, the authorized actions described in the Information Statement may be effected no earlier than 20 calendar days after we have mailed the Information Statement to our stockholders.  The Record Date that we established for purposes of determining the number of issued and outstanding shares of common stock required to authorize the corporate action identified above, and thus voting power, was June 23, 2011.

The Information Statement herein is being mailed on or about June 23, 2011 to our stockholders of record as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Thank you for your continued support.

Sincerely,

/s/ Steven Malone
Steven Malone
President and Chief Executive Officer

FINDEX.COM, INC.
4437 SOUTH 134th STREET
OMAHA, NE 68137

SCHEDULE 14(C) INFORMATION STATEMENT
(PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934
 AND RULE 14C-2 THEREUNDER)

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed or otherwise furnished to you by the board of directors (the “Board of Directors”) of Findex.com, Inc. (“Findex,” the “Company,” “we,” or “us”) to inform you that, on June 23, 2011 (the “Record Date”), we obtained the approval of certain of our stockholders (our “Consenting Stockholders”) holding in the aggregate 37,520,760 shares of our common stock, par value $.001 per share (the “Common Stock”) as of the Record Date, which shares represented approximately 54% of our then total issued and outstanding Common Stock, to proceed with the following corporate actions:

▪
The consummation of the sale of our QuickVerse® line of consumer software products, together with certain other complimentary lines of consumer software products, which collectively accounted for 88% of our aggregate revenues during the year-ended December 31, 2010, to WORDsearch Corp., LLC, a Delaware limited liability company (“WORDsearch), (the “Pending Asset Sale”) pursuant to the terms of a certain Software Product Line Purchase Agreement, including the form of such agreement; and

▪
The granting of authority to our Board of Directors to effect, at its discretion duly exercised, one or more reverse stock-splits of all of the then issued and outstanding shares of our Common Stock at any time prior to April 30, 2016.

Approval for us to proceed with these corporate actions was duly obtained from our Consenting Stockholders by way of written consent in accordance with Section 78.320 of the State of Nevada Revised Statutes (the “Nevada Revised Statutes”) in conjunction with our Restated Bylaws and Restated Articles of Incorporation.  This authorization by our Consenting Stockholders had been preceded on May 5, 2011 by our Board of Directors having also authorized such corporate actions and directed that such actions be submitted for stockholder approval in accordance with Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes.

Accordingly, all necessary corporate approvals in connection with such actions have been duly obtained and this Information Statement is being furnished solely for the purpose of informing our other stockholders (the “Non-Consenting Stockholders”) in the manner prescribed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of these corporate actions before they may be effected.  No further action will be undertaken by us with respect to corporate authorization or related compliance, including any action in connection with dissenters’ rights arising under the Nevada Revised Statutes because no dissenter’s rights on the part of the Non-Consenting Stockholders have been or will be triggered by our proceeding in relation to the actions described herein, including the Pending Asset Sale.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

All holders of our Common Stock as of the close of business on the Record Date are entitled to notice and receipt of this Information Statement.  In accordance with Rule 14c-2(b) promulgated under the Exchange Act, the corporate actions described in this Information Statement may be effected no earlier than 20 calendar days after we have mailed this Information Statement to those of our stockholders who were not among those whose written consent was previously obtained.  This Information Statement is first being mailed or furnished to our stockholders on or about June 23, 2011.

Stockholders are advised that the Company will pay or shall have paid all expenses in connection with the preparing, printing and mailing of this Information Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the matters discussed in this Information Statement relate to future circumstances and expectations, in particular whether and when the Pending Asset Sale will be consummated.  Such matters are subject to risks and uncertainties, and actual results may differ significantly from those discussed herein.  Such risks and uncertainties include, among others, the need to satisfy various conditions to the closing of the Pending Asset Sale, the risk that the Asset Sale Agreement will be terminated if a closing of the Pending Asset Sale does not occur by June 30, 2011, and the risks that are described in our reports filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2010.  This Information Statement speaks only as of its date, and we disclaim any duty to update the information herein, except as may be required of us by law.

Summary of Pending Asset Sale Terms

One of the corporate actions in relation to which our stockholder approval has previously been obtained and this Information Statement is being provided is the consummation of the pending sale by us of certain of our product lines including our most significant, QuickVerse® (the “Pending Asset Sale”).  This summary is intended to give you a brief description of the Pending Asset Sale. It is qualified in its entirety by the more detailed information set forth elsewhere in this Information Statement and by the specific provisions of the Software Product Line Purchase Agreement, a copy of which is included as Exhibit 10.35 to this Information Statement (the “Asset Sale Agreement”). We urge you to read the more detailed description of the Pending Asset Sale and the Asset Sale Agreement contained elsewhere in this Information Statement, as well as the Asset Sale Agreement itself included herewith in order to gain a more complete understanding of the transaction.

              The Buyer

The entity with whom we have contracted to sell the various product lines, including QuickVerse®, is WORDsearch Corp., LLC, a Delaware limited liability company based in Austin, Texas.  WORDsearch produces, publishes, distributes, and sells software and electronic books for the Christian market.  It has been in business since 1987.

See the subsection entitled “Parties to the Transaction” in the section of this Information Statement beginning on page 10 identified by the heading “The Pending Asset Sale Transaction” for additional information relating to WORDsearch.

The Assets We Are Selling

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

                   ▪   All of the assets associated with our industry-leading QuickVerse® line of consumer software products. QuickVerse® has long been our flagship line of products. It is an industry-leading Bible-study software now in its 22nd year and 15th version.
                         ▪   All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others the Pulpit Commentary™, the
                               QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.
                   ▪   All of the assets associated with various other software product lines that compliment our QuickVerse® line, including Sermon Builder™, Minstry Notebook™, and Jonah and the Whale™.

See the subsection entitled “Assets Being Sold” in the section of this Information Statement beginning on page 10 identified by the heading “The Pending Asset Sale,” as well as the subsection entitled “Assets Being Conveyed” in the subsection beginning on page 12 entitled “The Asset Sale Agreement” for a more detailed discussion of the assets being sold in the Pending Asset Sale.

                                                                                                                                                                                                            -1-

Sale Price

The sale price to be received by us for the assets being sold in the Pending Asset Sale consists of $975,000 in cash and the assumption by WORDsearch of up to $140,000 of our liabilities.  The cash is to be paid to us, and the transfer to WORDsearch of the liabilities shall be effected, at closing of the Pending Asset Sale.

Neither the specific liabilities to be assumed by WORDsearch, their individual corresponding amounts, or their aggregate amount (which, under the terms of the Asset Sale Agreement, is not permitted to exceed $140,000) will be determined until closing of the Pending Asset Sale.  When this determination is made at closing, it will be based on the extent of our liabilities that remain as of closing following an aggressive initiative on our part that is currently underway to reduce or extinguish the existing individual obligations owed by us to the creditors underlying those liabilities.

See the subsection entitled “Sale Price” in the section of this Information Statement beginning on page 11 identified by the heading “The Pending Asset Sale,” as well as the subsections entitled “Assumption of Contractual Obligations” and “Consideration” in the subsection beginning on page 12 entitled “The Asset Sale Agreement” for a more detailed discussion of the sale price associated with the Pending Asset Sale.

Our Indemnification Obligation

As part of the Pending Asset Sale, we have agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the Asset Sale Agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of liability portion of the sale price.

See the subsection entitled “Indemnification” in the subsection entitled “The Pending Asset Sale” of this Information Statement beginning on page 11 identified by the heading “The Pending Asset Sale,” as well as the subsection entitled “Indemnification” in the subsection beginning on page 18 entitled “The Asset Sale Agreement” for a more detailed discussion of our indemnification obligation under the Asset Sale Agreement.

QUESTIONS AND ANSWERS ABOUT STOCKHOLDER ACTION

What are stockholders being asked to approve?

Stockholders are not being asked to approve anything. On June 23, 2011, stockholder approval was obtained by us, in accordance with the procedures permitted under Section 78.320 of the Nevada Revised Statutes in conjunction with our Restated Bylaws and Restated Articles of Incorporation, and the requirements under Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes, by the vote of certain of our stockholders holding 37,520,760 shares of our common stock as of June 23, 2011 (the “Consenting Stockholders”), which votes represented approximately 54% of our then total issued and outstanding common stock as of June 23, 2011. This Information Statement is being provided to you only for purposes of informing you of what has already been approved.

What action was already approved?

Stockholder approval was previously obtained relating to:

▪
The consummation of the sale of our QuickVerse® Business Unit, which accounted for 88% of our aggregate revenues during the year-ended December 31, 2010, to WORDsearch pursuant to the terms of the Asset Sale Agreement; and

▪
The granting of authority to our Board of Directors to declare, at its discretion duly exercised, one or more potential reverse stock-splits of all of the then issued and outstanding shares of our Common Stock at any time prior to April 30, 2016.

How can stockholder approval already have been obtained if stockholders were not yet invited to vote and no stockholders’ meeting has been held?

Section 78.320 of the Nevada Revised Statutes provides that, unless prohibited under a company’s articles of incorporation or bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a written consent thereto is obtained by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. In accordance with our Restated Articles of Incorporation, any action to be taken by way of written consent of our stockholders, however, requires that it first be approved by our Board of Directors.

In accordance with the Nevada Revised Statutes and our Restated Articles of Incorporation and Restated Bylaws, all of the corporate action discussed herein requires the affirmative vote of the holders of a majority of our voting power.  Each share of our Common Stock entitles the holder to one vote on all matters submitted to the stockholders.  We currently have no class of voting stock outstanding other than the Common Stock, and neither our Restated Articles of Incorporation nor our Restated Bylaws prohibit stockholder action by way of written consent.

In order to eliminate the costs and management time involved in holding a special meeting of our stockholders, and in order to enable us to effect the actions described herein, to the extent necessary or desirable, as soon as possible, we utilized, and did in fact obtain, the written consent of the holders of a majority in interest of our voting stock (the “Consenting Stockholders”), which voting stock is comprised solely of the Common Stock.  As of June 23, 2011 (the “Record Date”), there were 69,161,238 shares of our Common Stock outstanding, and, also as of the Record Date, the written consent of such Consenting Stockholders (holding 37,520,760 shares of our Common Stock, representing in the aggregate approximately 54% of our then total issued and outstanding Common Stock) to the above action was obtained.  This authorization by these Consenting Stockholders had been preceded on May 5, 2011 by our Board of Directors having also authorized such corporate actions and directed that such actions be submitted for stockholder approval in accordance with Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes.

Accordingly, all necessary corporate approvals in connection with such actions have been duly obtained and this Information Statement is being furnished solely for the purpose of informing our Non-Consenting Stockholders in the manner prescribed under the Exchange Act of these corporate actions before they may be effected.  No further action will be undertaken by us with respect to corporate authorization or related compliance.

As a result of the foregoing, no stockholder meeting or vote of all stockholders is required to approve the corporate actions to which this Information Statement relates, and no proxies will be solicited.

Are stockholder’s entitled to dissenter’s rights in connection with this action?

No.  The Nevada Revised Statutes do not provide for dissenter’s rights on the part of Non-Consenting Stockholders in connection with either of the corporate actions to which this Information Statement relates, including the Pending Asset Sale.

Is the Company distributing this information statement voluntarily?

No.  Although the Nevada Revised Statutes do not require that notice of action taken by way of written consent of stockholders be provided to non-consenting stockholders, federal securities laws impose very specific requirements for Exchange Act reporting companies such as Findex.  Specifically, and pursuant to Rule 14C-2 promulgated under the Exchange Act, any corporate actions by an Exchange Act reporting company authorized pursuant to stockholder approval obtained by written consent cannot be effected or otherwise take effect until at least 20 days after an Information Statement conforming to the requirements of Schedule 14C is mailed to non-consenting stockholders.

DISSENTERS’ RIGHT OF APPRAISAL

No dissenters’ rights on the part of our Non-Consenting Stockholders arise in connection with the corporate actions to which this Information Statement relates, including the Pending Asset Sale.

INFORMATION RELATING TO SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 23, 2011, the beneficial ownership of our Common Stock by (i) the only persons who own of record or are known to own, beneficially, more than 5% of our Common Stock; (ii) each of our directors and executive officers; and (iii) all directors and officers as a group.  Unless otherwise indicated, each such person is believed by us to have the sole voting and investment power with respect to the shares owned.  The address of each person listed below is c/o FindEx.com, Inc., 4437 South 134th Street, Omaha, Nebraska 68137.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Steven Malone (2)	5,032,564	7.28%
William Terrill (3)	6,298,906	9.11%
Gordon A. Landies (4)	14,288,607	20.66%
John A. Kuehne (5)	8,573,468	12.40%
William J. Bush (6)	3,327,215	4.81%
All officers and directors as a group (5 persons)	37,520,760	54.26%

(1)	Based upon 69,161,238 shares of our Common Stock having been issued and outstanding as of June 23, 2011.

(2)	Consists of 4,683,564 shares of our Common Stock directly owned, and 349,000 shares of our Common Stock indirectly owned through spouse.

(3)	Consists of 6,298,906 shares of our Common Stock directly owned.

(4)	Consists of 13,526,190 shares of our Common Stock directly owned, and 400,000 shares of our Common Stock indirectly owned through children.

(5)	Consists of 8,573,468 shares of our Common Stock directly owned.

(6)	Consists of 3,327,215 shares of our Common Stock directly owned.

INFORMATION RELATING TO ACTIONS TAKEN BY
OUR BOARD OF DIRECTORS AND THE CONSENTING STOCKHOLDERS

THE PENDING ASSET SALE

One of the corporate actions in relation to which our stockholder approval has previously been obtained and this Information Statement is being provided is the consummation of the pending sale by us to a company called WORDsearch (the “Pending Asset Sale”) of certain of our product lines, including our most significant product line in terms of revenues, QuickVerse® (collectively, the “QuickVerse® Business Unit”).  This section of the Information Statement is intended to provide you with a reasonably detailed understanding of the Pending Asset Sale.

Background and Events Leading up to the Pending Asset Sale

In 2006, in an effort to move Findex in a strategic direction believed by Steven Malone, our President and Chief Executive Officer, and other members of our Board of Directors to hold meaningfully greater potential for near-, mid-, and long-term improvement in financial performance than that offered by the highly specialized, slow-growth, and highly saturated markets that its businesses had been serving, we began exploring and assessing various alternate strategic directions for the Company.  Over the next three years, informally and by no means through the consistent or systematic pursuit of a clear and well-defined path, Mr. Malone and other members of our Board of Directors identified, evaluated, and considered a range of potential directions we might move in this regard, certain of which involved the potential divestiture of what was at the time one or both of our two major product lines, Membership Plus, which for the year-ended December 31, 2006 had accounted for approximately 27% of our revenues, and QuickVerse® (together with certain other related and/or complimentary product lines), which had accounted for approximately 65% of our revenues during that same period.

In 2007, and as part of this developing campaign to re-position the Company for improved financial performance over the long term, we sold what was then our Membership Plus product line, and proceeded immediately thereafter to aggressively seek out potential opportunities in which we could deploy the net cash we had realized from that sale in a way that would be consistent with our evolving financial objectives.  Specifically, and though never identified formally as such at the time, we wanted to find an acquisition opportunity that:

▪	involved a business that was well within our circle of competence, realistically and conservatively defined;

▪
we believed would likely provide us with a meaningful foothold in a strategic direction we saw as holding the potential for the realization of our financial objectives, which as a practical matter ruled out businesses that are relatively capital-intensive, that have relatively high fixed costs, and/or that have relatively low gross margins;

▪	was substantial enough to have an immediate, positive, and material impact on our results of operations;

▪	was available at a price that would enable us to achieve a reasonably attractive hurdle rate on the investment based on its recent (and verifiable) historical performance; and

▪	was available at a price that we could afford.

Unfortunately, we proved unable over the next approximately two years to identify any such target opportunities.  And, in the meantime, under the weight of our own fixed costs as well as mounting liabilities (mostly to QuickVerse® content providers), the cash that we had expected to be able to use for an acquisition was steadily depleting.  Although not on the basis of any formal determination by our Board of Directors or otherwise, and although not as of any specific point in time, the initiatives that we had been pursuing to identify a desirable acquisition opportunity ceased in approximately December of 2008.

Then, in January 2009, amidst continuing – and increasingly serious – concerns on our part surrounding our accumulating liabilities, both current and long-term, particularly in light of our limited and declining revenue, Mr. Malone and other members of our Board of Directors began to privately consider and discuss the possibility of potentially selling our industry-leading QuickVerse® product line (bundled together, as made sense for various reasons with certain of our other related and complimentary consumer software product lines which are comparatively insignificant as measured by revenues, collectively constitute the QuickVerse® Business Unit).  Such a sale, it was contemplated, could potentially serve the dual purposes of enabling us to resume our then since-abandoned pursuit of moving the Company in a meaningfully different strategic direction that held the potential for significantly enhanced financial performance, on the one hand, while simultaneously ameliorating our near-term – and rapidly becoming immediate-term – liquidity concerns, on the other.

It was at this time that our management team, led by Mr. Malone, undertook an internal valuation of our QuickVerse® Business Unit in order to begin soliciting potential buyers and otherwise market it as such a unit.  This valuation was based on an internally prepared discounted cash flow (“DCF”) financial model undertaken on an informal basis because the cost associated with having an independent valuation performed by a qualified service provider was considered by our management at the time to be prohibitive given the available cash resources of the Company based on a combination of accumulated general knowledge and informal research into the matter, even without ever obtaining bids from one or more of such service providers.

Throughout 2009, and as discreetly and confidentially as was practicable, Mr. Malone went about the process of getting the word out that the QuickVerse® Business Unit was up for sale, and then pursued and engaged in discussions as appropriate with representatives of various companies that he had either identified on his own as potential buyers for the product line or to whom he had been introduced by other members of our Board of Directors or unaffiliated third parties as such.  Among those with whom Mr. Malone had such discussions were certain companies that sold products that were considered by us to directly compete with our QuickVerse® products.  The duration and intensity of the discussions – and in some instances, negotiations – that took place varied considerably from one prospective buyer to the next, and, to some degree, overlapped with one another.  Also during this period, our management, led by Mr. Malone, undertook to adjust its valuation of the QuickVerse® Business Unit from time to time as it deemed reasonably appropriate given actual changes in the financial performance of the QuickVerse® Business Unit and/or in prevailing interest rates, each time internally and informally consistent with the valuation performed earlier in the year.

Although we entered into certain non-binding letters of intent to sell this line of products during this period, there was only one company other than WORDsearch with whom our initiatives in pursuing a potential transaction went so far as to result in the negotiation and preparation of a reasonably complete definitive asset sale agreement.  It was not until the Pending Asset Sale with WORDsearch, however, that any of our discussions, negotiations, document preparation and related pursuit of a potential sale of the QuickVerse® Business Unit with any prospective buyer ultimately led to our entering into a definitive agreement to sell the QuickVerse® Business Unit.

As a company that produced and sold products that were considered by us to directly compete with our QuickVerse® products, WORDsearch had been included on the short list of the most obvious prospective buyers of the QuickVerse® Business Unit since the conception of our campaign to market it.  Because of concerns on our part that moving too aggressively to reach out to all prospective buyers for the QuickVerse® Business Unit – many of whom knew and communicated with each other regularly – could prove disastrous for us in any number of ways (even if we took all of the appropriate precautionary steps to guard against information leaks, as we had been doing), it was not until October 30, 2009, however, when Bill Terrill, our Chief Technology Officer, sent an email to Randolph Beck, WORDsearch’s Chief Executive Officer, who Mr. Terrill had known since 2000 when they first met one another at an industry trade show, inquiring of WORDsearch’s potential interest in the QuickVerse® Business Unit that any attempt to contact WORDsearch in this regard was made.  When Mr. Terrill received a reply email from Mr. Beck the following day indicating that WORDsearch would, indeed, have an interest in possibly acquiring the QuickVerse® Business Unit, a conference call was scheduled for November 5, 2009 which was to involve each of Messrs. Terrill and Malone, on our behalf, and each of Mr. Beck and Jack Tompkins, WORDsearch’s Chairman, on behalf of WORDsearch.

As scheduled, a conference call was held on November 5, 2009 in which Messrs. Terrill and Malone, on our behalf, were in attendance and participated, and in which Messrs. Beck and Tompkins, on behalf of WORDsearch, were in attendance and participated.  Although Mr. Tompkins had a relationship with Findex dating back to 1999, when WORDsearch was owned by iExalt, Inc. and certain discussions took place between he, as iExalt’s Chief Executive Officer, and Joseph Szczepaniak, our then Chief Executive Officer, regarding the possibility of a business combination that was never meaningfully pursued and never materialized, this conference call marked the first time that Mr. Malone had ever spoken with Messrs. Tompkins and/or Beck. The discussions that took place during this call centered around QuickVerse’s® very strong brand and product reputation in the market and segment, its strategic fit within WORDsearch’s existing business, the QuickVerse® Business Unit’s recent revenues and potential for growth within the industry, our breakout expenses for the QuickVerse® Business Unit, and the anticipated timeframes within which we and WORDsearch were interested in trying to conclude a potential sale.  Among many other details, we made clear to WORDsearch during this call that, although our QuickVerse® line of consumer software products was, by a very wide margin, the single most valuable product line to be included in the package of assets that we were bundling and offering for sale, the QuickVerse® Business Unit also included certain other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others, the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection, as well as our complimentary Sermon BuilderTM, Ministry NotebookTM, and Jonah and the WhaleTM lines of consumer software products.  Towards the conclusion of that call, Mr. Malone agreed with Messrs. Tompkins and Beck that there had been enough mutual interest on their respective parts to warrant further pursuit of a potential transaction, and we agreed to provide them with several items to assist them in developing a more complete understanding of the QuickVerse® Business Unit and evaluating their continued interest in potentially acquiring it.  Included among these items was a detailed 5-year financial forecast that we would need to prepare internally specifically for them and that was intended to assist them in their efforts around this time to arrive at a value for the QuickVerse® Business Unit on a fully-informed basis.

On November 23, 2009, a second conference call took place involving Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch.  During this call, the contents of the 5-year financial forecast that we had previously prepared and forwarded to them earlier in the day were discussed in some detail and a variety of questions arising out of Mr. Tompkins’ and Mr. Beck’s review of this model were addressed by Mr. Malone.  When asked by Mr. Malone towards the conclusion of this call whether there remained a continuing interest on their part (as representatives of WORDsearch) in proceeding further with a possible transaction, Mr. Tompkins and Mr. Beck made clear that there was and agreed that they would provide us as soon as they were able to do so with the basic terms of an offer on behalf of WORDsearch to buy the QuickVerse® Business Unit.

On November 30, 2009, in the form of an email sent from Mr. Beck to Mr. Malone, we received an offer from WORDsearch to purchase our QuickVerse® Business Unit.  The sum and substance of this offer consisted of a purchase price of $1,425,835, half of which would be payable upon closing, and half of which would be payable over five years in the form of a promissory note bearing interest at 5% per annum.  It was explained to us by Messrs. Tompkins and Beck that this figure had been arrived at by using the 5-year financial forecast that we had provided to them but making certain adjustments to it in order to reflect WORDsearch’s actual historical profit margins and estimates for sales growth of the products comprising the QuickVerse® Business Unit, and that it was their best estimate of the net present value of the QuickVerse® Business Unit.

On December 4, 2009, after due consideration by our Board of Directors of the offer that WORDsearch had presented, including discussion of how the purchase price compared to the value that our management and Board of Directors had by that time been attributing to the QuickVerse® Business Unit based on our then latest DCF analysis but coupled by then as it was with, and as adjusted materially by, the first-hand market data that we had accumulated over the preceding several years as a result of our efforts to sell the unit, and based on the recommendation of our Board of Directors, Mr. Malone presented a counter-offer to WORDsearch in a telephone conversation among himself, Mr. Tompkins, and Mr. Beck.  This price we countered with for the QuickVerse® Business Unit at that time was $1,640,000, $1,000,000 of which would be payable in cash at closing, $500,000 of which would be payable over the subsequent five year period in the form of a promissory bearing interest at 5% per annum, and the remaining $140,000 of which would take the form of an assumption by WORDsearch at closing of certain of our then-existing liabilities.

In an email directed to Mr. Malone from Mr. Beck dated December 8, 2009, we were informed that WORDsearch had determined the terms of our December 4, 2009 counter-offer to be acceptable.

On January 19, 2010, following approximately a month and a half during which we provided representatives of WORDsearch with further documentation that they had requested and that was understood by us to reasonably facilitate a detailed understanding on the part of WORDsearch of the QuickVerse® Business Unit, and during which each of Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, also worked through the terms and specific language to be included, we entered into a non-binding letter of intent with WORDsearch to sell the QuickVerse® Business Unit to WORDsearch on the terms proposed in our December 4, 2009 counter-offer.

During the several months that followed, we continued to provide documentation to WORDsearch in order to further their knowledge and understanding of the QuickVerse® Business Unit while work was being done in preparing a definitive asset sale agreement that involved not only Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, but also our respective legal counsel.

On or about April 8, 2010, in a telephone conversation among Mr. Malone, Michael Membrado, our legal counsel, and Antoinette Tease, WORDsearch’s legal counsel, WORDsearch expressed concern about our ability to convey and deliver clean title to certain of the intellectual property assets that were to be included as part of the sale and that were decidedly material to the value of the QuickVerse® Business Unit as a whole, including the QuickVerse® trademark.  This concern on the part of WORDsearch centered around certain ambiguity that existed as a result of certain key but inartfully drafted documentation as to the validity of our own ownership rights in and to certain material intellectual property to be included in the sale, but that we had known for a long time by then to be much more illusory than real.  This ambiguity was the product of certain inconsistent provisions contained in a settlement agreement that we had entered into back in 2003 (with a former owner of the QuickVerse® Business Unit in connection with money claims it had brought against us) which presumably was unintentional but in any case went unnoticed at the time of execution despite its relative importance in the scheme of things.  Expecting as we did for this to become an understandable point of concern, Mr. Membrado, on our behalf, had specifically alerted Ms. Tease, on behalf of WORDsearch, of the issue and attempted to preemptively address it.  And from a very practical standpoint, we were already aware from prior extensive experience that clarifying the existing ambiguity in a way that would reasonably satisfy a potential third party buyer of the subject intellectual property assets, including WORDsearch, would necessarily require that we not only prove lucky in being able to somehow overcome certain very thorny issues in obtaining the cooperation of certain individuals from whom cooperation would be critical to achieve our objective but that we also prove deft in being able to obtain that same cooperation without revealing information that would likely cause those same individuals to require that we pay an unacceptably steep price for it.  Unwilling to proceed with the transaction without the necessary corrections made in the documentary chain to evidence our own clean title to the intellectual property assets at issue, however, WORDsearch made clear to us through a series of email correspondences and telephone conversations between April, 2010 and September, 2010 that we would need to take whatever steps may be necessary to cause the documentary chain to evidence our own clean title before they would be willing to invest a lot more time or money in pursuing the acquisition of the QuickVerse® Business Unit.

At that point, our management, working with our outside legal counsel, began the process of doing what it must to complete the documentary chain of title to the subject intellectual property assets.  Given what we knew at the time about what would likely be involved in successfully accomplishing our objective, we expected that, at a minimum, it would be months before we could realistically hope to get it done.

Despite the looming issue surrounding the intellectual property, and though work on the definitive asset sale agreement itself was put on hold, Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, continued working through issues associated with the contemplated transaction.  One of the most problematic of these issues, and one over which Mr. Malone and other members of our Board of Directors had come to develop serious concerns, surrounded the nature of our potential recourse and recovery in the event of a default under the promissory note that was to constitute a substantial portion of the price to be paid by WORDsearch to us in exchange for the assets being sold.  Priority securitization of this promissory note presented issues that proved difficult to overcome.  After discussion relating to this matter, on or about June 7, 2010, it was agreed between us and WORDsearch that the issue would be avoided entirely by restructuring the deal so as to include a reduced total sale price of $1,300,000 the entire amount of which would be payable in cash at closing.

On October 15, 2010, we finalized the process necessary to evidence our title to the intellectual property assets that we had begun back in April, 2010, and, shortly thereafter, the process associated with production of a definitive asset sale agreement between us and WORDsearch relating to the QuickVerse® Business Unit resumed.

On or about December 15, 2010, based on declining revenues throughout the preceding year for the QuickVerse® Business Unit, WORDsearch insisted that the sale price to be paid by them be reduced from $1,300,000 all cash to $1,115,000, $975,000 of which would be payable in cash, and (consistent with the terms that had been agreed upon back in December 2009) $140,000 of which would take the form of an assumption by WORDsearch at closing of certain of our liabilities.

After due deliberations of WORDsearch’s December 15, 2010 revised offer that included the by then much reduced likelihood of our being able to identify an alternate buyer for the QuickVerse® Business Unit in a timeframe that would realistically work for us given our rapidly deteriorating financial position, as well as various strategic opportunities with which we had been presented that could only be pursued as a practical matter if and after we sold the QuickVerse® Business Unit, our Board of Directors determined that it was in the best interests of our stockholders all things considered that we proceed with the sale to WORDsearch, even with the substantially reduced price that we were to receive.  This decision was communicated by Mr. Malone to WORDsearch on or about December 23, 2010 in a telephone conversation among Mr. Malone, Mr. Tompkins, and Mr. Beck.

During the approximate six months following December 15, 2010, a definitive agreement between us and WORDsearch relating to the transaction (the “Pending Asset Sale”) was finalized based on the terms that our Board of Directors had approved.  On May 5, 2011, this agreement was executed on behalf of both of the parties (the “Asset Sale Agreement”).

Reasons for the Pending Asset Sale

We are selling our QuickVerse® Business Unit for what are essentially two reasons.

The first reason for the sale, which existed at the time we began to seriously consider selling the QuickVerse® Business Unit but which has since become a much more significant motivating factor in our doing so, is a liquidity crisis.  As reflected in our most recently filed quarterly report, at March 31, 2011, we had in $63,204 in cash, $166,466 in total current assets, $1,794,865 in total current liabilities, leaving us with an unmanageably negative working capital position.  With revenues trending downward and $1,797,165 in total liabilities, and despite extensive, across-the-board, cost-cutting initiatives that we have implemented over the past approximately two years, our financial health is dubious at best and deteriorating rapidly.  At this point, and assuming a reasonable price is obtained by us, a sale of our QuickVerse® Business Unit in the immediate- to near-term is believed by us to be essential to our ability to remain financially viable, even if it leaves us for the time being with FormTool® as our only remaining business operation.

The second reason for the sale is the financial enabling it is expected to afford us in terms of re-positioning for future growth in a meaningfully different strategic direction that, whether or not aligned with our FormTool® business unit, we believe holds the potential for significantly enhanced future financial performance.  Specifically, and because of the cash that it would be expected to provide, our management and Board of Directors believe that a sale of the QuickVerse® Business Unit will position us much more favorably to be able to complete an acquisition, merger, or other business combination that:

▪
involves a business that is either well within our circle of competence, realistically and conservatively defined, or that comes with a management team within whose circle of competence the business operates;

▪	we believe would likely provide us with a meaningful foothold in a strategic direction we see as holding the potential for the realization of our financial objectives;

▪	is substantial enough to have a reasonably near-term, positive, and material impact on our results of operations;

▪	is available at a price that would enable us to achieve a reasonably attractive hurdle rate on investment; and

▪	is available at a price that we can afford.

Through the efforts of Mr. Malone and other members of our Board of Directors, and for approximately 2 years now off and on, we have been actively seeking out, exploring, and pursuing to the extent practical potential opportunities in this regard.  Although it is inherently critical to our pursuit of any such opportunities for financial reasons that we first consummate the Pending Asset Sale, we have already identified and pursued to a limited extent at least one such opportunity which we believe is likely to meet our criteria.

Parties to the Pending Asset Sale

We are the seller in the Pending Asset Sale.  The entity with whom we have contracted to sell the QuickVerse® Business Unit is WORDsearch Corp., LLC, a Delaware limited liability company based in Austin, Texas.  WORDsearch produces, publishes, distributes, and sells software and electronic books for the Christian market, and has long been considered a competitor of ours.  It has been in business since 1987.

WORDsearch’s principal place of business is located at 3006 Longhorn Blvd #110, Austin, Texas 78758. Its telephone number is (800) 888-9898.

Assets Being Sold

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

▪
All of the assets associated with our industry-leading QuickVerse® line of consumer software products.  QuickVerse® has long been our flagship line of products.  It is an industry-leading Bible-study software now in its 22nd year and 15th version that simplifies biblical research, allowing users to view multiple reference materials, including Bibles, dictionaries, commentaries and encyclopedias, side-by-side on the computer screen, and the customer base for which consists of both individuals devoted to or otherwise interested in studying Christianity and religious and other spiritual organizations including schools, churches and other faith-based ministries.  Originally introduced into the market in 1989, our QuickVerse® software programs have sold over one million copies since its introduction and is currently believed by us to be the market leader in its category.  QuickVerse® 2011, our latest version, is currently available in five DVD-Rom editions for PC with a range in retail price from $39.95 to $799.95.  It is also available in a mobile version and a Macintosh version.

▪
All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line and that currently range in retail price from $19.95 to $249.95 per unit, including, among many others, the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.

▪
All of the assets associated with various other software product lines that compliment our QuickVerse® line and that range in retail price from $5.97 to $69.95 per unit, including Sermon Builder™, Ministry Notebook™, and Jonah and the Whale™.

For the fiscal year ended December 31, 2010, approximately 88% of our revenues were derived from sales of products in our QuickVerse® Business Unit.

Specifically, and for each of the product lines included in the QuickVerse® Business Unit, the assets to be conveyed will include the following:

▪
all of the rights we own in or to the intellectual property embodied in or associated with the products in such product line, including those relating to all software programs, all base, source, object, and set-up code for all programs and all derivative works, all content, all technology, all artwork and designs, all development, all Websites and URL/domain names, proprietary information, and all copyrights and trademarks, including those relating to the name QuickVerse®;

▪
all of the rights we possess to incorporate the intellectual property content belonging to third parties in the products in such product line into which we are currently incorporating such content, including all those arising under existing license agreements;

▪	all of the rights we have, as licensor, pursuant to any licenses with third parties who are end users of any of the products in such product line;

▪
all United States domestic and international distribution rights relating to the products in such product line arising under any distribution or similar agreements between us and any one or more third parties, and all rights that we possess under any other agreements relating in any way to products in such product line;

▪	all of the rights we have arising out of contracts with third parties to produce, manufacture, sell, market, or distribute the products in such product line;

▪
all of the tangible assets we possess which have a value solely in connection with the products in such product lines, including, among other items, inventory, marketing literature, sales equipment and supplies, customer lists, and plans and designs;

▪
all of the rights we have to sue or otherwise recover for any misappropriation of any of our intellectual property rights, contractual rights, tangible assets, or otherwise, and any proceeds therefrom, in each case relating to the products in such product line; and

▪	all of the rights we have to any income, royalties, damages and other payments due to us following the closing, and any proceeds therefrom, in each case relating to the products in such product line.

Sale Price

The sale price we are to receive in exchange for our QuickVerse® Business Unit is $1,115,000, consisting of $975,000 in cash and the assumption by WORDsearch of up to $140,000 of our liabilities.  The cash is to be paid to us, and the transfer to WORDsearch of the liabilities shall be effected, upon closing of the transaction.

Neither the specific liabilities to be assumed by WORDsearch, their individual corresponding amounts, or their aggregate amount (which, under the terms of the Asset Sale Agreement, is not permitted to exceed $140,000) will be determined until final closing of the Pending Asset Sale.  When this determination is made at final closing, it will be based on the extent of our liabilities that remain as of such final closing following an aggressive initiative on our part that is currently underway to reduce or extinguish the existing individual obligations owed by us to the creditors underlying those liabilities.

Closing

We expect to commence with certain of the closing matters associated with the Pending Asset Sale immediately following the mailing of this Information Statement to our stockholders.  Following a required 20 day period after such mailing, and assuming the satisfaction or waiver of the conditions of closing with respect to each of us and WORDsearch set forth in the Asset Sale Agreement, the closing of the transaction is expected to be finalized.

Indemnification

As part of the Pending Asset Sale, we have agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the Asset Sale Agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of liability portion of the sale price.

The Asset Sale Agreement

The following is a summary of the Software Product Line Purchase Agreement that was executed by us, as well as by WORDsearch, on May 5, 2011, a copy of which is included as Exhibit 10.35 to this Information Statement, and which is referred to throughout this Information Statement as the “Asset Sale Agreement.”  The Asset Sale Agreement is the document that establishes and defines the respective legal rights and obligations of each of ourselves and WORDsearch relative to the Pending Asset Sale.  This summary is qualified in its entirety by the specific provisions of the Asset Sale Agreement itself.  We urge you to read the Asset Sale Agreement in order to gain a more complete understanding of the transaction.

Assets Being Conveyed

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

▪	All of the assets associated with our industry-leading QuickVerse® line of consumer software products.

▪
All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.

▪	All of the assets associated with various other software product lines that compliment our QuickVerse® line, including Sermon Builder™, Ministry Notebook™, and Jonah and the Whale™.

Specifically, and for each of the product lines included in the QuickVerse® Business Unit, the assets to be conveyed will include the following:

▪
all of the rights we own in or to the intellectual property embodied in or associated with the products in such product line, including those relating to all software programs, all base, source, object, and set-up code for all programs and all derivative works, all content, all technology, all artwork and designs, all development, all Websites and URL/domain names, proprietary information, and all copyrights and trademarks, including those relating to the name QuickVerse®;

▪
all of the rights we possess to incorporate the intellectual property content belonging to third parties in the products in such product line into which we are currently incorporating such content, including all those arising under existing license agreements;

▪	all of the rights we have, as licensor, pursuant to any licenses with third parties who are end users of any of the products in such product line;

▪
all United States domestic and international distribution rights relating to the products in such product line arising under any distribution or similar agreements between us and any one or more third parties, and all rights that we possess under any other agreements relating in any way to products in such product line;

▪	all of the rights we have arising out of contracts with third parties to produce, manufacture, sell, market, or distribute the products in such product line;

▪
all of the tangible assets we possess which have a value solely in connection with the products in such product lines, including, among other items, inventory, marketing literature, sales equipment and supplies, customer lists, and plans and designs;

▪
all of the rights we have to sue or otherwise recover for any misappropriation of any of our intellectual property rights, contractual rights, tangible assets, or otherwise, and any proceeds therefrom; and

▪	all of the rights we have to any income, royalties, damages and other payments due to us following the closing, and any proceeds therefrom.

Assumption of Contractual Obligations

WORDsearch is assuming exclusive primary responsibility for the fulfillment of all of our obligations under the agreements we have in place as of closing with third parties, including our software content providers and our product distributors.  It is not, however, assuming any actual or potential liabilities associated with product returns for any merchandise that we shall have sold prior to closing.

Transition Services

Upon closing of the transaction, we will be obligated to provide as WORDsearch may request certain transition services intended to facilitate the orderly transition of the QuickVerse® Business Unit to WORDsearch for 90 days.  Among others, such services include accounting services, payroll services, and technical and operational support services, all as specifically set forth.

Consideration

The purchase price to be paid by WORDsearch for the assets being sold by us consists of:

(i)  $975,000 in cash; and

(ii)  the assumption of up to $140,000 in liabilities associated with our accrued, but as of May 5, 2011 (the date upon which the Asset Sale Agreement was executed), unpaid and outstanding customer refunds and rebates (as specifically detailed in an accompanying schedule).

Closing

Unless otherwise agreed to between us and WORDsearch, a closing of the Pending Asset Sale will be held through an electronic exchange of documents and funds on a date to be specified but not later than 3 business days following the satisfaction or waiver certain closing conditions [see subsection entitled “Closing Conditions” in this “The Asset Sale Agreement” section of this Information Statement beginning on page 16 hereof].

The closing will consist of an exchange, as between us and WORDsearch, of appropriate documentation evidencing an exchange of the QuickVerse® Business Unit for the consideration described above.

Representations & Warranties

In connection with the Asset Sale Agreement, we have made the following representations and warranties to WORDsearch:

▪	We are a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

▪	We have all necessary corporate power and authority to execute and deliver the Asset Sale Agreement.

▪
The execution and delivery of the Asset Sale Agreement by us has not and will not conflict with or violate our articles of incorporation or bylaws, or any law applicable to us or any of our property or assets, or result in any breach of or constitute a default under any promissory note, agreement, instrument or obligation to which we are a party.

▪
The execution and delivery of the Asset Sale Agreement by us does not, and the performance of the Asset Sale Agreement by us will not, require any consent, approval, authorization or permit, or any filing with any authority, except as will not prevent us from performing our obligations under the Asset Sale Agreement.

▪
Except as may be set out in a disclosure schedule or as may be immaterial, we are in possession of all permits, licenses and similar authorizations necessary to carry on the QuickVerse® Business Unit as it is now being conducted and we are not in conflict with, or in default or violation of any law applicable to us or any permits.

▪
Except as may be set out in a disclosure schedule, we own the entire right, title and interest to all of the intellectual property embodied in the QuickVerse® Business Unit free and clear of all liens.

▪
Except as may be set out in a disclosure schedule, the intellectual property rights being conveyed include all of the intellectual property rights used in or necessary to conduct the QuickVerse® Business Unit.

▪	Except as may be set out in a disclosure schedule, or as may be immaterial, all of our registered intellectual property is in full force and effect and enforceable in accordance with its terms.

▪
Except as may be set out in a disclosure schedule, all registration, maintenance and renewal fees related to the intellectual property being conveyed as part of the QuickVerse® Business Unit have been paid, all relating documentation has been filed, and all such intellectual property is in good standing.

▪
Except as may be set out in a disclosure schedule, we are not aware of any challenges or any basis for any challenges to the validity or enforceability of any of the intellectual property being conveyed as part of the QuickVerse® Business Unit, and we have not done anything or failed to have done anything that might reasonably jeopardize this status.

▪
Except as may be set out in a disclosure schedule, neither any of the products included in the QuickVerse® Business Unit nor any of our activities, has infringed or does infringe on anyone else’s intellectual property rights, we have not learned that anyone believes that they have or do, no action or proceeding relating to any alleged infringement on our part has been brought, and we are not aware that anyone is infringing upon our intellectual property rights.

▪
Except as may be set out in a disclosure schedule, or as may be immaterial, by virtue of appropriate written agreements and related documentation with anyone who has worked for us in any way and participated in any capacity in the development of the products included in the QuickVerse® Business Unit, we have all right, title and interest to the intellectual property embodied therein.

▪
Each existing and currently supported and marketed version of the products included in the QuickVerse® Business Unit performs, in all material respects, the functions described in any agreed specifications provided to customers, subject only to routine bugs and errors that could occur in the ordinary course of business.

▪	We have taken all actions customary in the software industry to document the products included in the QuickVerse® Business Unit and their operation.

▪	None of the software products included in the QuickVerse® Business Unit contain any disabling code or contaminants.

▪
No public software forms any part of, was, or is, used in connection with, or was, or is, incorporated or distributed, in whole or in part, in conjunction with any of the products included in the QuickVerse® Business Unit.

▪
Except as may be set out in a disclosure schedule, or as may be immaterial, each of our distribution agreements is in full force and effect, we have not violated any of the terms of such agreements that would trigger a default thereunder, or of any other material agreements, and we have not been given any notice that we are in default of any such agreements by any other party.

▪	We have good and valid title to all of the tangible assets being conveyed as part of in the QuickVerse® Business Unit, free and clear of all liens other than those that are permitted.

▪	Except as set out in a disclosure schedule, our product inventory is merchantable and fit for the purpose for which it was procured or manufactured.

▪
Except as set out in a disclosure schedule, all of the products included in the QuickVerse® Business Unit manufactured, sold, licensed, and delivered by us have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and we have no material liability for replacement or repair thereof or other damages in connection therewith.

▪	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Pending Asset Sale based upon any agreement to which we are a party.

WORDsearch has made each of the following representations and warranties to us:

▪
WORDsearch is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

▪	WORDsearch has all necessary corporate power and authority to execute and deliver the Asset Sale Agreement.

▪
The execution and delivery of the Asset Sale Agreement does not and will not conflict with or violate the articles of organization or other charter/organizational documents of WORDsearch, conflict with or violate any law applicable to WORDsearch or any of its property or assets, or result in any breach of or constitute a default under any promissory note, agreement, instrument or obligation to which WORDsearch is a party.

▪
The execution and delivery of the Asset Sale Agreement by WORDsearch does not, and the performance of the Asset Sale Agreement by WORDsearch will not, require any consent, approval, authorization or permit, or any filing with any authority, except as will not prevent WORDsearch from performing its obligations under the Asset Sale Agreement.

▪
Except as may be set out in a disclosure schedule or as may be immaterial, WORDsearch is in possession of all permits, licenses and similar authorizations necessary to carry on its business as it is now being conducted and is not in conflict with, or in default or violation of any law applicable to it or any permits.

▪
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Pending Asset Sale based upon any agreement to which WORDsearch is a party.

▪	There are no conditions precedent to the effectiveness of the Asset Sale Agreement that have not been satisfied or waived.

▪
No statement, representation or warranty made by WORDsearch in the Asset Sale Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to us by WORDsearch contains, or when so furnished will contain, any untrue statement of material fact.

Pre-Closing Covenants

Between May 5, 2011 and the closing of the Pending Asset Sale, we have covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by WORDsearch, to do the following:

▪	Conduct the QuickVerse® Business Unit in the ordinary course of business;

▪	Use all reasonable efforts to preserve substantially intact our business organization and relationships;

▪	Comply with all laws and file and pay our taxes as they become due;

▪	Use our reasonable efforts to obtain any consents that, in accordance with certain agreements, are important to the Pending Asset Sale;

▪	Remain in compliance with all applicable permits and similar authorizations;

▪	Make full and timely payment of all amounts required to be contributed under any applicable employee benefit plans; and

▪	Diligently apply our reasonable best efforts in good faith to obtaining our stockholder approval of the Pending Asset Sale.

For the same period, we have covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by WORDsearch, to not do any the following:

▪	Sell, license, pledge, assign or otherwise put at risk all or any part of the QuickVerse® Business Unit, except for sales in the ordinary course of business;
.
▪	Merge with or be acquired by any other company that would result in the Pending Asset Sale being potentially jeopardized;

▪	Enter into any material agreement material to the QuickVerse® Business Unit;

▪	Settle any pending or threatened litigation;

▪	Anything likely to result in the closing conditions under the Asset Sale Agreement to go unsatisfied; or

▪	Anything to cause any of the representations and warranties under the Asset Sale Agreement being rendered untrue in any material respect.

Between May 5, 2011 and the closing of the Pending Asset Sale, WORDsearch has covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by us, to do the following:

▪	Comply with all laws;

▪	Use its reasonable efforts to obtain any consents that, in accordance with certain agreements, are important to the Pending Asset Sale;

▪	Remain in compliance with all applicable permits and similar authorizations;

▪	Diligently apply our reasonable best efforts in good faith to secure certain financing from a qualified commercial bank to effect the Pending Asset Sale; and

▪	Immediately notify us of anything that, to its knowledge, is likely to have a material adverse effect on WORDsearch.

For the same period, WORDsearch has covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by us, to not do either of the following:

▪	Anything likely to result in the closing conditions under the Asset Sale Agreement to go unsatisfied; or

▪	Anything to cause any of the representations and warranties under the Asset Sale Agreement being rendered untrue in any material respect.

Closing Conditions

Both our own and WORDsearch’s obligations to consummate the Pending Asset Sale are subject to the following conditions being true as of closing:

▪
all authorizations and orders of, declarations and filings with, and notices to any governmental authority required to permit the consummation of the Pending Asset Sale having been obtained or made and in in full force and effect; and

▪
no temporary restraining order, preliminary or permanent injunction or other order prohibiting the consummation of the Pending Asset Sale being in effect, and no law having been enacted or deemed applicable to the Pending Asset Sale which makes it unlawful.

Our obligation to consummate the Pending Asset Sale is subject to the following conditions being true (or waived by us) as of closing:

▪	our obtaining of stockholder approval to the Pending Asset Sale;

▪
our having received a certificate of good standing from the State of Texas dated no earlier than two business days prior to the closing date that indicates that, as of the date of such certificate, WORDsearch had been in good standing under applicable law;

▪	each of the representations and warranties of WORDsearch set forth in the Asset Sale Agreement being true as of the closing date;

▪
WORDsearch having performed, or complied with, in all material respects all obligations required to be performed or complied with by it under the Asset Sale Agreement at or prior to the closing date, and WORDsearch having delivered to us an officer’s certificate to such effect; and

▪
all actions to be taken by WORDsearch in connection with the consummation of the Pending Asset Sale and all certificates, opinions, instruments, and other documents required to effect the Pending Asset Sale will be reasonably satisfactory in form and substance us.

WORDsearch’s obligation to consummate the Pending Asset Sale is subject to the following conditions being true (or waived by WORDsearch) as of closing:

▪	each of our representations and warranties set forth in the Asset Sale Agreement being true and correct of the Closing Date;

▪
any and all of content licenses relating to products included in the QuickVerse® Business Unit having been duly assigned from us to WORDsearch and, in accordance with their terms, terminating no earlier than December 31, 2012;

▪
us delivering to WORDsearch, three business days before closing, signed release statements from holders of all unpaid royalties due as of the closing under any content licenses, along with written agreements to extend the terms of such licenses at their current rates up to and including December 31, 2012, for all such licenses that are expired as of the closing or that will expire on or before December 31, 2012;

▪
our having performed, or complied with, in all material respects all obligations required to be performed or complied with by us under the Asset Sale Agreement at or prior to the closing, and our having delivered to WORDsearch an officer’s certificate to such effect;

▪
no event, occurrence or change having occurred that has had, or could reasonable be expected to have, individually or in the aggregate, a material adverse effect on us or the QuickVerse® Business Unit;

▪
all actions to be taken by us in connections with the Pending Asset Sale and all certificates, opinions, instruments, and other documents required to effect the Pending Asset Sale being reasonably satisfactory in form and substance to WORDsearch; and

▪
WORDsearch having received a certificate of good standing from the State of Nevada and dated no earlier than two business days prior to the closing indicating that, as of the date of such certificate, we had been in good standing under applicable corporate law.

Termination, Amendment & Waiver

The Asset Sale Agreement may be terminated by:

(a)           mutual consent of both us and WORDsearch;

(b)           us, if we do not obtain the required stockholder approval, if the closing of the Pending Asset Sale is not completed by June 30, 2011 through no fault of our own, or if WORDsearch materially breaches one or more of its representations or warranties under the Asset Sale Agreement; or

(c)           WORDsearch, if the closing of the Pending Asset Sale is not completed by June 30, 2011 through no fault of its own, or if we materially breach one or more of our representations or warranties under the Asset Sale
                                Agreement.

The Asset Sale Agreement may be amended by mutual consent of both us and WORDsearch, but only if done in writing.  Any obligations owed by either us to WORDsearch or WORDsearch to us under the Asset Sale Agreement may be waived by the one of us to whom the obligation is owed, but only if done so in writing.

Post-Closing Covenants

We will reasonably cooperate following the closing of the Pending Asset Sale with any reasonable request WORDsearch makes to provide any instruments or actions reasonably necessary to carry out the purposes of the Asset Sale Agreement.

Indemnification

We will indemnify and hold harmless WORDsearch from and against any and all liabilities, including third party claims, arising out of and directly attributable to the breach by us of any of our representations, warranties or covenants contained in the Asset Sale Agreement, but only for one year following the closing and only up to an aggregate of $1,115,000 (the price being paid by WORDsearch for the QuickVerse® Business Unit).

General Provisions

The Asset Sale Agreement also contains certain other provisions that are customary to most agreements, including those relating to arbitration, governing law, confidentiality, non-competition, notices, and various other subjects.

Our Business and Operations Following the Pending Asset Sale

Assuming that we do not complete an acquisition, merger, or other business combination prior to or contemporaneously with the consummation of the Pending Asset Sale, which, though no assurance can be made, we believe to be a reasonable assumption, and because we intend to abandon certain product lines that have historically been immaterial to our revenues including ClickArt Christian Publishing® (which generated revenues of approximately $15,000 for the year ended December 31, 2010, representing less than 1% of our gross revenues), and Greek Tutor®  and Hebrew Tutor® (which generated combined revenues of approximately $35,000 for the year ended December 31, 2010, representing 2% of our gross revenues), our only continuing business operation following consummation of the Pending Asset Sale will be that associated with FormTool®.

FormTool® is a consumer software line of form creation titles that we acquired from ORG Professional, LLC on February 25, 2008 as part of initiative to move our strategic direction away from the markets we had up until then primarily been serving.  The line offers quality, professionally designed forms for business, accounting, construction, sales, real estate, human resource and personal organization needs.  FormTool® 7.0, our latest version of this software product line, is currently available in three editions that range in retail price from $29.99 to $199.99.  It is available through our own FormTool.com website, as well as in retail stores such as CompUSA, Staples and Office Depot and online sites such as Amazon and TigerDirect.

In addition to serving as a retail outlet for our FormTool® software products, our FormTool.com website also serves as an online marketplace for finding, purchasing, and downloading individual customizable forms for a wide range of business and consumer needs.

For the year ended December 31, 2010, revenues generated by our FormTool® business unit (that is, revenues derived from sales of our FormTool® products and forms) were approximately $149,000.  This figure represented approximately 8% of our total revenues for this period.

Going forward, and among other challenges, we expect to be confronted by a need for capital resources associated with the significant development and marketing initiatives that will be required on our part to enable the expansion of our FormTool® product line into mobile platforms such as Android and iOS.

In addition to operating, and implementing initiatives aimed at growing sales and revenues associated with FormTool®, we expect our management, together with members of our Board of Directors to be actively seeking out and pursuing as may be appropriate one or more opportunities which, whether or not strategically aligned with FormTool®, we believe to hold the potential for significantly enhanced future financial performance and are available to us, at least in part, because of the cash that we expect to have as a result of consummating the Pending Asset Sale.  Specifically, we will be aggressively pursuing our interest in re-allocating the capital realized through our sale of the QuickVerse® Business Unit through completion of an acquisition, merger, or other business combination that:

▪
involves a business that is either well within our circle of competence, realistically and conservatively defined, or that comes with a management team within whose circle of competence the business operates;

▪	we believe would likely provide us with a meaningful foothold in a strategic direction we see as holding the potential for the realization of our financial objectives;

▪	is substantial enough to have a reasonably near-term, positive, and material impact on our results of operations;

▪	is available at a price that would enable us to achieve a reasonably attractive hurdle rate on investment; and

▪	is available at a price that we can afford.

Beyond strategic issues, we will continue to have substantial current liabilities and related liquidity concerns following the consummation of the Pending Asset Sale, and there can be no assurances that we will be either successful in managing those liabilities, whether through satisfaction and/or settlement, or that, if we are able to settle them, that any such settlements will be on terms that meaningfully improve our financial condition.

Regulatory Matters

No United States Federal or other state regulatory requirements must be complied with or approvals obtained as a condition of the Pending Asset Sale other than the federal securities laws.

U.S. Federal Tax Consequences of the Pending Asset Sale

The Pending Asset Sale will be a taxable transaction with respect to us to the extent of any gain that is realized, but not for our stockholders.  It is anticipated that we will have sufficient current net operating loss carry-forwards to offset most or all of a gain realized from the transaction for regular Federal income tax purposes.  However, we have not evaluated the book value basis of the assets for purposes of the transaction and are therefore not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized by us.  Due to inadequate current information with respect to our tax basis in the assets being sold, we are unable to provide additional disclosure in this Information Statement with respect to the United States Federal income tax consequences of the Pending Asset Sale.

No Fairness Opinion

Our Board of Directors has not sought a written opinion from any financial advisor as to the fairness of the sale price to be received by us upon consummation of the Pending Asset Sale.

Dissenters’ Right of Appraisal

Under the Nevada Revised Statues, our stockholders have no dissenters’ rights in connection with the Pending Asset Sale.

Additional Information About Findex.com, Inc.

More information about us is available from various sources described in this Information Statement under “WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY.”

Additional Questions About the Pending Asset Sale

If you have any additional questions about the Asset Sale, or would like additional copies of this Information Statement, you should contact:

Findex.com, Inc.
4437 South 134th Street
Omaha, NE 68137
Telephone: (402) 333-1900
Attn: Steven Malone, CEO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are derived from our historical financial statements and give effect to the sale of the QuickVerse® Product Line. The unaudited pro forma condensed consolidated balance sheets as of March 31, 2011, December 31, 2010 and December 31, 2009 and the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2011 and the years ended December 31, 2010 and December 31, 2009 were prepared as if the sale had occurred on the first day of each of the periods presented and removes the unaudited historical condensed consolidated statements of operations for the QuickVerse® Product Line from the historical audited and unaudited condensed consolidated statements of operations for the Company.

The unaudited pro forma condensed consolidated financial statements have been prepared for informational purposes only to show the effect of the removal of the QuickVerse® Product Line from the Company on a historical basis. These financial statements do not purport to be indicative of the financial position or operations that would have actually occurred had the sale of the QuickVerse® Product Line been completed at those dates, nor do they project expected results of operations or financial position for any future period or date.

The unaudited pro forma condensed consolidated financial statements do not reflect adjustments for projected gains on extinguishment of debts associated with the proceeds from the sale of the QuickVerse® Product Line, other than the assumption of certain liabilities by WORDsearch. The final result of the sale of the QuickVerse® Product Line will be the discontinuation of this segment of the Company’s business.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2011
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
		Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$63,204	$975,000	1	$1,038,204
Accounts receivable, trade, net	46,113	---		46,113
Inventories, net	44,771	(36,791)	2	7,980
Other current assets	12,378	(887)	2	11,491
Total current assets	166,466	937,322		1,103,788
Property and equipment, net	5,475	---		5,475
Intangible assets, net	314,574	(207,821)	2	106,753
Other assets	42,681	(8,546)	2	34,135
Total assets	$529,196	$720,955		$1,250,151

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$56,000	$ ---		$56,000
Accounts payable, trade	357,999	---		357,999
Accounts payable, related party	52,378	---		52,378
Accrued royalties	1,003,010	---		1,003,010
Accrued payroll	135,640	(87,954)	3	47,686
Other current liabilities	189,838	(140,000)	4	49,838
Total current liabilities	1,794,865	(227,954)		1,566,911
Long-term debt, net	---	---		---
Deferred income taxes, net	2,300	---		2,300
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 67,349,153 shares issued and outstanding	67,349	---		67,349
Paid-in capital	7,988,834	---		7,988,834
Retained (deficit)	(9,324,152)	948,909	5	(8,375,243)
Total stockholders’ equity (deficit)	(1,267,969)	948,909		(319,060)
Total liabilities and stockholders’ equity (deficit)	$529,196	$720,955		$1,250,151

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2011
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
		Adjustments		As Adjusted

Revenues, net of reserves and allowances	$401,920	$(388,064)	1	$13,856
Cost of sales	179,475	(176,237)	2	3,238
Gross profit	222,445	(211,827)		10,618
Operating expenses:
Sales and marketing	73,676	(72,936)	2	740
General and administrative	274,029	(166,369)	2	107,660
Total operating expenses	347,705	(239,305)		108,400
Loss from operations	(125,260)	27,478		(97,782)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(4,934)	2,842	2	(2,092)
Income (loss) before income taxes	(130,194)	170,320		40,126
Income taxes	---	---		---
Net income (loss)	$(130,194)	$170,320		$40,126

Net earnings (loss) per share - Basic & Diluted:
Net income (loss) per share	$0.00			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted earnings (loss) per share	67,349,153			67,349,153

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2010
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$22,027	$975,000	1	$997,027
Accounts receivable, trade, net	109,243	---		109,243
Inventories, net	64,662	(56,662)	2	8,000
Deferred income taxes, net	2,400	---		2,400
Other current assets	26,017	(7,407)	2	18,610
Total current assets	224,349	910,931		1,135,280
Property and equipment, net	7,709	---		7,709
Intangible assets, net	384,553	(260,874)	2	123,679
Other assets	53,516	(12,776)	2	40,740
Total assets	$670,127	$637,281		$1,307,408

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$61,265	$-		$61,265
Accounts payable, trade	428,723	---		428,723
Accounts payable, related party	75,786	---		75,786
Accrued royalties	951,136	---		951,136
Accrued payroll	110,476	(75,872)	3	34,604
Other current liabilities	178,118	(140,000)	4	38,118
Total current liabilities	1,805,504	(215,872)		1,589,632
Long-term debt, net	---	---		---
Deferred income taxes, net	2,400	---		2,400
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 67,349,153 shares issued and outstanding	67,349	---		67,349
Paid-in capital	7,988,833	---		7,988,833
Retained (deficit)	(9,193,959)	853,153	5	(8,340,806)
Total stockholders’ equity (deficit)	(1,137,777)	853,153		(284,624)
Total liabilities and stockholders’ equity (deficit)	$670,127	$637,281		$1,307,408

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2010
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted

Revenues, net of reserves and allowances	$1,781,164	$(1,567,218)	1	$213,946
Cost of sales	745,671	(703,487)	2	42,184
Gross profit	1,035,493	(863,731)		171,762
Operating expenses:
Sales and marketing	352,547	(338,387)	2	14,160
General and administrative	1,166,010	(727,079)	2	438,931
Total operating expenses	1,518,557	(1,065,466)		453,091
Loss from operations	(483,064)	201,735		(281,329)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(12,430)	13,864	2	1,434
Loss before income taxes	(495,494)	355,599		(139,895)
Income taxes	---	---		---
Net loss	$(495,494)	$355,599		$(139,895)

Net loss per share - Basic & Diluted:
Net loss per share	$(0.01)			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted loss per share	62,640,686			62,640,686

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2009
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$138,539	$975,000	1	$1,113,539
Accounts receivable, trade, net	92,515	---		92,515
Inventories, net	88,546	(83,546)	2	5,000
Deferred income taxes, net	4,700	---		4,700
Other current assets	31,123	(7,813)	2	23,310
Total current assets	355,423	883,641		1,239,064
Property and equipment, net	13,979	---		13,979
Intangible assets, net	488,691	(335,377)	2	153,314
Restricted cash	6,000	---		6,000
Other assets	96,434	(29,670)	2	66,764
Total assets	$960,527	$518,594		$1,479,121

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$83,898	$-		$83,898
Accounts payable, trade	387,082	---		387,082
Accounts payable, related party	78,869	---		78,869
Accrued royalties	815,687	---		815,687
Accrued payroll	125,846	(109,553)	3	16,293
Other current liabilities	205,558	(140,000)	4	65,558
Total current liabilities	1,696,940	(249,553)		1,447,387
Long-term debt, net	---	---		---
Deferred income taxes, net	4,700	---		4,700
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 59,572,725 shares issued and outstanding	59,573	---		59,573
Paid-in capital	7,897,779	---		7,897,779
Retained (deficit)	(8,698,465)	768,147	5	(7,930,318)
Total stockholders’ equity (deficit)	(741,113)	768,147		27,034
Total liabilities and stockholders’ equity (deficit)	$960,527	$518,594		$1,479,121

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2009
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted

Revenues, net of reserves and allowances	$2,113,840	$(1,917,093)	1	$196,747
Cost of sales	785,840	(744,687)	2	41,153
Gross profit	1,328,000	(1,172,406)		155,594
Operating expenses:
Sales and marketing	451,748	(439,948)	2	11,800
General and administrative	1,495,782	(1,035,646)	2	460,136
Total operating expenses	1,947,530	(1,475,594)		471,936
Loss from operations	(619,530)	303,188		(316,342)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(21,558)	13,852	2	(7,706)
Loss before income taxes	(641,088)	457,040		(184,048)
Income taxes	---	---		---
Net loss	$(641,088)	$457,040		$(184,048)

Net loss per share - Basic & Diluted:
Net loss per share	$(0.01)			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted loss per share	58,487,793			58,487,793

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize income from non-recurring transactions associated with the sale of the QuickVerse® Product Line.

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLDIATED FINANCIAL STATEMENTS

NOTE 1 - BASIS FOR PRESENTATION

The pro forma condensed consolidated financial statements present the pro forma effects of the sale by Findex.com, Inc. of substantially all the fixed and intangible assets and inventory of the QuickVerse® Product Line to WORDsearch Corp., L.L.C. (“WORDsearch”) and the resulting discontinuation of the QuickVerse® Product Line segment. The transaction with WORDsearch is an asset sale and will be recorded as a disposition of the assets sold. Any remaining assets and liabilities, which include accounts receivable and certain accounts payable and accrued liabilities, will be included in continuing operations.

The accompanying unaudited pro forma condensed consolidated financial statements are presented assuming the sale and discontinuation of the QuickVerse® Product Line segment occurred on the first day of each of the periods presented. The historical information presented for Findex.com, Inc. for the years ended December 31, 2010 and December 31, 2009 are derived from the audited consolidated financial statements contained in our Annual Reports on Form 10-K. The historical information presented for Findex.com, Inc. as of March 31, 2011 and the three months ended is derived from the unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q along with the reclassification of the then reported discontinued operations as continuing operations for presentation purposes for the pro forma condensed consolidated financial statements.

The pro forma financial information presented in the unaudited pro forma condensed consolidated financial statements is not necessarily indicative of the financial position and results of operations that would have been achieved had the assets and liabilities of the QuickVerse® Product Line been sold as of the first date of the periods presented. The results of operations presented in the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations of Findex.com, Inc. following the consummation of the sale and subsequent discontinuation of the QuickVerse® Product Line segment.

NOTE 2 – PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the sale and discontinued operations of the QuickVerse® Product Line segment as follows:

a.
All asset and liability amounts attributable to the QuickVerse® Product Line segment were adjusted out of the condensed consolidated results of Findex.com, Inc. to reflect the sale and discontinuation of the QuickVerse® Product Line. The assets related to the QuickVerse® Product Line are mainly comprised of (i) inventory, and (ii) intangible assets which include software license, net, capitalized software development, net, and capitalized website development, net. The pro forma adjustment for cash reflects the cash received from the sale of the QuickVerse® Product Line. The liabilities related to the QuickVerse® Product Line are mainly comprised of (i) accrued payroll and (ii) certain assumed liabilities by WORDsearch.

b.
Revenue, cost of sales, selling, general and administrative expenses attributable to the QuickVerse® Product Line segment have been reduced from the condensed consolidated results of Findex.com, Inc. to reflect the sale and discontinuation of the QuickVerse® Product Line segment as of the first day of each of the periods presented.

c.
Certain expenses recorded as corporate expenses were reduced from the condensed consolidated results of Findex.com, Inc. to reflect an estimate of the amounts related to the QuickVerse® Product Line segment.

NOTE 3 - ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

The accompanying unaudited pro forma condensed consolidated balance sheet has not been adjusted to remove accounts receivable and accounts payable for historic presentation purposes.  Findex.com, Inc. is not selling and will retain the accounts receivable after the sale of the QuickVerse® Product Line.  Findex.com, Inc. will also retain the accounts payable.  Although there can be no assurance, it is the intent of Findex.com, Inc. to offer settlements on certain accounts payable in the future.

NOTE 4 – DEBT SETTLEMENT

The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2011 and the years ended December 31, 2010 and December 31, 2009 include a debt settlement that relates to the assumption of certain liabilities by WORDsearch.

NOTE 5 - NON-RECURRING TRANSACTIONS ASSOCIATED WITH THE SALE TRANSACTION

Findex.com, Inc. will experience certain material non-recurring transactions associated with the sale and discontinuation of the QuickVerse® Product Line including a gain on the sale of the asset, losses on inventories and intangible assets of the QuickVerse® Product Line and amortization expense related to the intangible assets.  These items are not included in the accompanying unaudited pro forma condensed consolidated financial statements.

NOTE 6 – INDEMNIFICATION

As part of the asset sale, Findex.com, Inc. has agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the asset sale agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of certain liabilities portion of the sale price. This liability is not included in the accompanying unaudited pro forma condensed consolidated financial statements.

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following audited consolidated financial statements are derived from our annual report on Form 10-K for the year ended December 31, 2010.

Findex.com, Inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$22,027	$138,539
Accounts receivable, trade, net	109,243	92,515
Inventories	64,662	88,546
Deferred income taxes, net	2,400	4,700
Other current assets	26,017	31,123
Total current assets	224,349	355,423
Property and equipment, net	7,709	13,979
Intangible assets, net	384,553	488,691
Restricted cash	---	6,000
Other assets	53,516	96,434
Total assets	$670,127	$960,527

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$61,265	83,898
Accrued royalties	951,136	815,687
Accounts payable, trade	428,723	387,082
Accounts payable, related parties	75,786	78,869
Accrued payroll	110,476	125,846
Other current liabilities	178,118	205,558
Total current liabilities	1,805,504	1,696,940
Long-term debt, net	---	---
Deferred income taxes, net	2,400	4,700
Commitments and contingencies (Note 10)
Stockholders’ equity (deficit):
Preferred stock, $.001 par value
5,000,000 shares authorized
-0- and -0- shares issued and outstanding, respectively	---	---
Common stock, $.001 par value
120,000,000 shares authorized,
67,349,153 and 59,572,725 shares issued and outstanding, respectively	67,349	59,573
Paid-in capital	7,988,833	7,897,779
Retained (deficit)	(9,193,959)	(8,698,465)
Total stockholders’ equity (deficit)	(1,137,777)	(741,113)
Total liabilities and stockholders’ equity (deficit)	$670,127	$960,527

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31	2010	2009

Revenues, net of reserves and allowances	$1,781,164	$2,113,840
Cost of sales	745,671	785,840
Gross profit	1,035,493	1,328,000
Other operating income and expenses:
Sales and marketing expenses	352,547	451,748
General and administrative expenses	1,166,010	1,495,782
Total other operating income and expenses	1,518,557	1,947,530
Loss from operations	(483,064)	(619,530)
Gain on fair value adjustment of derivatives	---	-
Other income	6,095	4,645
Interest expense	(18,525)	(26,203)
Loss before income taxes	(495,494)	(641,088)
Income tax (provision)	---	---
Net loss	$(495,494)	$(641,088)

Net loss per share - Basic & Diluted:	$(0.01)	$(0.01)

Weighted average shares used in computing basic & diluted
net loss per share:	62,640,686	58,487,793

See accompanying notes.

Findex.com, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Retained
	Common Stock		Paid-In	Earnings
	Shares	Amount	Capital	(Deficit)	Total

Balance, December 31, 2008	54,072,725	$54,073	$7,787,779	$(8,057,377)	$(215,525)
Common stock issued for services	5,500,000	5,500	110,000	---	115,500
Net loss, December 31, 2009	---	---	---	(641,088)	(641,088)
Balance, December 31, 2009	59,572,725	$59,573	$7,897,779	$(8,698,465)	$(741,113)
Common stock issued for services	7,776,428	7,776	91,054	---	98,830
Net loss, December 31, 2010	---	---	---	(495,494)	(495,494)
Balance, December 31, 2010	67,349,153	$67,349	$7,988,833	$(9,193,959)	$(1,137,777)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31	2010	2009

Cash flows from operating activities:
Cash received from customers	$1,750,711	$2,162,760
Cash paid to suppliers and employees	(1,740,367)	(2,130,288)
Other operating receipts	2,098	206
Interest paid	(10,234)	(17,982)
Interest received	224	2,964
Net cash provided by operating activities	2,432	17,660
Cash flows from investing activities:
Acquisition of property and equipment	(2,543)	(1,711)
Cash paid for tradename	(10,000)	---
Proceeds from sale of property and equipment	3,773	1,501
Software development costs	(160,080)	(235,904)
Website development costs	(5,067)	(26,356)
Deposits refunded, net	10,634	37,488
Net cash used by investing activities	(163,283)	(224,982)
Cash flows from financing activities:
Payments made on long-term notes payable	(38,161)	(77,510)
Contributed Capital	82,500	---
Net cash provided (used) by financing activities	44,339	(77,510)
Net decrease in cash and cash equivalents	(116,512)	(284,832)
Cash and cash equivalents, beginning of year	138,539	423,371
Cash and cash equivalents, end of year	$22,027	$138,539

Reconciliation of net loss to cash flows from operating activities:
Net loss	$(495,494)	$(641,088)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Software development costs amortized	238,153	226,974
Stock and warrants issued for services	16,331	70,500
Provision for bad debts	8,316	8,788
Depreciation & amortization	88,228	297,073
(Gain) on disposal of property and equipment	(3,773)	(520)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(25,044)	47,577
Decrease (increase) in inventories	23,884	(7,001)
Decrease in prepaid expenses	20,633	35,859
Increase in accrued royalties	135,449	95,382
Increase (decrease) in accounts payable	79,342	(104,094)
(Decrease) in other liabilities	(83,593)	(11,790)
Net cash provided by operating activities	$2,432	$17,660

See accompanying notes.

Findex.com, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Findex.com, Inc. was incorporated under the laws of the State of Nevada on November 7, 1997, as EJH Entertainment, Inc. On December 4, 1997, we acquired EJH Entertainment, Inc., an Idaho corporation, in a stock-for-stock transaction. EJH Idaho was incorporated on June 21, 1968, as Alpine Silver, Inc. Alpine changed its name to The Linked Companies, Inc. on December 4, 1992. On September 9, 1996, The Linked Companies acquired Worldwide Entertainment, Inc., a Delaware corporation, in a stock-for-stock transaction and changed its name to Worldwide Entertainment, Inc. On June 27, 1997, Worldwide Entertainment changed its name to EJH Entertainment, Inc.

On April 30, 1999, we acquired FINdex Acquisition Corporation, a Delaware corporation in a stock-for-stock transaction and our name was changed to Findex.com, Inc. FINdex Acquisition Corporation is a wholly-owned subsidiary without current business operations. It was incorporated on February 19, 1999 and acquired FinSource Ltd., a Delaware corporation in April 1999, in a stock-for-stock transaction. The mergers with FINdex Acquisition Corporation and FinSource were treated as reorganization mergers with the accounting survivor being FinSource.

On March 7, 2000, we acquired Reagan Holdings, Inc., a Delaware corporation in a stock-for-stock transaction. Reagan was incorporated on July 27, 1999 and is a wholly-owned subsidiary without current business operations.

We are a retail, wholesale and Internet supplier of personal computer software products to business and religious organizations and individuals around the world. In July 1999, we completed a license agreement with Parsons Technology, Inc., a subsidiary of TLC Multimedia, LLC, formerly Mattel Corporation, for the Parsons Church Division of Mattel. In so doing, we obtained the right to market, sell and continue to develop several Bible study software products. We develop and publish church and Bible study software products designed to simplify biblical research and streamline church office tasks.

ACCOUNTING METHOD

We recognize income and expenses on the accrual basis of accounting.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and our wholly-owned subsidiaries after eliminations.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates used in the consolidated financial statements include the estimates of (i) doubtful accounts, sales returns, price protection and rebates, (ii) provision for income taxes and realizability of the deferred tax assets, and (iii) the life and realization of identifiable intangible assets. The amounts we will ultimately incur or recover could differ materially from current estimates.

CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents at well-known, quality financial institutions. We currently maintain our cash balances in one financial institution located in Omaha, Nebraska. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. The maximum loss that would have resulted from that risk totaled $-0- and $-0- at December 31, 2010 and 2009, respectively, for the excess of the deposit liabilities reported by the bank over the amount that would have been covered by federal insurance.

We sell a majority of our products to consumers through distributors, Christian bookstores, Internet and direct marketing efforts. Although we attempt to prudently manage and control accounts receivable and perform ongoing credit evaluations in the normal course of business, we generally require no collateral on our product sales. During 2010, we incurred sales transactions with approximately 14,000 consumers and 250 retail bookstores and distributors.  Our top five retail customers in aggregate accounted for 27% and 25% of gross sales for the years ended December 31, 2010 and 2009, respectively, as indicated below:

Sales to Top 5 Retail Customers – Percent to Total Sales
	Customers
	A	B – E Combined	Total
2010	15%	12%	27%
2009	14%	11%	25%

Accounts receivable relating to customer A was $8,408 and $3,412 at December 31, 2010 and 2009, respectively.

During the years ended December 31, 2010 and 2009, we derived our total revenue from the following sales breakdown:

	2010	2009
QuickVerse®	86%	88%
FormTool®	8%	4%
Other software titles	6%	8%
Total	100%	100%

During the years ended December 31, 2010 and 2009, four vendors provided purchases individually of 10% or more of the total product and material purchases as follows:

Major Vendors – Percent to Total Product and Material Purchases
	Vendors
	A	B	C	D	Total
2010	47%	10%	8%	7%	72%
2009	41%	12%	10%	10%	73%

Major Vendors – Accounts Payable Balances in Dollars
	Vendors
	A	B	C	D	Total
2010	$8,200	$1,377	$6,392	$3,377	$19,346
2009	$14,630	$3,423	$5,922	$9,282	$33,257

ROYALTY AGREEMENTS

We have entered into certain agreements whereby we are obligated to pay royalties for content of software published. We generally pay royalties based on a percentage of sales on respective products or on a fee per unit sold basis. We expense software royalties as product costs during the period in which the related revenues are recorded. See Note 10.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

We sell our products to resellers and distributors generally under terms appropriate for the creditworthiness of the customer. Our terms generally range from net 30 days for domestic resellers, net 60 days for domestic distributors, to net 90 days for international resellers and distributors. Receivables from customers are unsecured. We continuously monitor our customer account balances and actively pursue collections on past due balances.

We maintain an allowance for doubtful accounts comprised of two components, (i) historical collections performance and (ii) specific collection issues. If actual bad debts differ from the reserves calculated based on historical trends and known customer issues, we record an adjustment to bad debt expense in the period in which the difference occurs. Such adjustment could result in additional expense or a reduction of expense.

Our accounts receivable go through a collection process that is based on the age of the invoice and requires attempted contacts with the customer at specified intervals and the assistance from other personnel within the company who have a relationship with the customer. If after a number of days, we have been unsuccessful in our collections efforts, we may turn the account over to a collection agency. We write-off accounts to our allowance when we have determined that collection is unlikely. The factors considered in reaching this determination are (i) the apparent financial condition of the customer, (ii) the success we’ve had in contacting and negotiating with the customer and (iii) the number of days the account has been outstanding. To the extent that our collections do not correspond with historical experience, we may be required to incur additional charges.

INVENTORY

Inventory, including out on consignment, consists primarily of software media and related packaging materials and is recorded at the lower of cost or market value, determined on a first-in, first-out, and adjusted on a per-item basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Furniture, fixtures and computer equipment are depreciated over five years using the straight-line method. Software is depreciated over three years using the straight-line method. Expenditures for maintenance, repairs and other renewals of items are charged to expense when incurred.

ACCOUNTING FOR LONG-LIVED ASSETS

We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of our carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INTANGIBLE ASSETS

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 350-30, General Intangibles Other Than Goodwill, intangible assets with an indefinite useful life are not amortized. Intangible assets with a finite useful life are amortized on the straight-line method over the estimated useful lives, generally three to ten years. All intangible assets are tested for impairment annually during the fourth quarter.

SOFTWARE DEVELOPMENT COSTS

In accordance with ASC 985-20-25, Costs of Software to Be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with release of a “beta” version for testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs (including allocated fringe benefits, payroll taxes, facilities costs, and management supervision), and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses, material and supplies, and other direct costs) are capitalized until the product is available for general release to customers. We amortize capitalized costs on a product-by-product basis. Amortization for each period is the greater of the amount computed using (i) the straight-line basis over the estimated product life (generally from 12 to 18 months, but up to 60 months), or (ii) the ratio of current revenues to total projected product revenues. Total cumulative capitalized software development costs were $1,234,594, less accumulated amortization of $973,721 at December 31, 2010.

Capitalized software development costs are stated at the lower of amortized costs or net realizable value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues. We recognized a write-down to net realizable value totaling $7,899 and $4,222 for the years ended December 31, 2010 and 2009, respectively, which has been included in Cost of sales on our Consolidated Statements of Operations. See Note 3.

ASC 730, Research and Development, provides accounting and reporting standards for research and development. In accordance with ASC 730-10, costs we incur to enhance our existing products after general release to the public (bug fixes) are expensed in the period they are incurred and included in research and development costs. Research and development costs incurred prior to determination of technological feasibility and marketability and after general release to the public and charged to expense were $162,785 and $178,705 for the years ended December 31, 2010 and 2009, respectively.

We capitalize costs related to the development of computer software developed or obtained for internal use in accordance with the ASC 350-40, Internal-Use Software. Software obtained for internal use has generally been enterprise level business and finance software that we customize to meet our specific operational needs. We have not sold, leased, or licensed software developed for internal use to our customers and have no intention of doing so in the future.

We capitalize costs related to the development and maintenance of our website in accordance with ASC 350-50, Website Development Costs. Accordingly, costs expensed as incurred are as follows:

▪	planning the website,
▪	developing the applications and infrastructure until technological feasibility is established,
▪	developing graphics such as borders, background and text colors, fonts, frames, and buttons, and
▪	operating the site such as training, administration and maintenance.

Capitalized costs include those incurred to:

▪	obtain and register an Internet domain name,
▪	develop or acquire software tools necessary for the development work,
▪	develop or acquire software necessary for general website operations,
▪	develop or acquire code for web applications,
▪	develop or acquire (and customize) database software and software to integrate applications such as corporate databases and accounting systems into web applications,
▪	develop HTML web pages or templates,
▪	install developed applications on the web server,
▪	create initial hypertext links to other websites or other locations within the website, and
▪	test the website applications.

We amortize website development costs on a straight-line basis over the estimated life of the site, generally 36 months. Total cumulative website development costs, included in other assets on our Consolidated Balance Sheets, were $150,084 and $145,017, less accumulated amortization of $100,888 and $57,537 at December 31, 2010 and 2009, respectively.

RESTRICTED CASH

Restricted cash represents cash held in reserve by our merchant banker to allow for a potential increase in credit card charge backs from increased consumer purchases.

REVENUE RECOGNITION

We derive revenues from the sale of packaged software products, product support and multiple element arrangements that may include any combination of these items. We recognize software revenue for software products and related services in accordance with ASC 985-605, Software Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists (generally a purchase order), we have delivered the product, the fee is fixed or determinable and collectibility is probable.

In some situations, we receive advance payments from our customers. We defer revenue associated with these advance payments until we ship the products or offer the support.

In accordance with ASC 605-50, Customer Payments and Incentives, we account for cash considerations (such as sales incentives – rebates and coupons) that we give to our customers as a reduction of revenue rather than as an operating expense.

Product Revenue

We typically recognize revenue from the sale of our packaged software products when we ship the product. We sell some of our products on consignment to a limited number of resellers. We recognize revenue for these consignment transactions only when the end-user sale has occurred. Revenue for software distributed electronically via the Internet is recognized when the customer has been provided with the access codes that allow the customer to take immediate possession of the software on its hardware and evidence of the arrangement exists (web order).

Some of our software arrangements involve multiple copies or licenses of the same program.  These arrangements generally specify the number of simultaneous users the customer may have (multi-user license), or may allow the customer to use as many copies on as many computers as it chooses (a site license).  Multi-user arrangements, generally sold in networked environments, contain fees that vary based on the number of users that may utilize the software simultaneously.  We recognize revenue when evidence of an order exists and upon delivery of the authorization code to the consumer that will allow them the limited simultaneous access.  Site licenses, generally sold in non-networked environments, contain a fixed fee that is not dependent on the number of simultaneous users.  Revenue is recognized when evidence of an order exists and the first copy is shipped to the consumer.

Many of our software products contain additional content that is “locked” to prevent access until a permanent access code, or “key,” is purchased.  We recognize revenue when evidence of an order exists and the customer has been provided with the access code that allows the customer immediate access to the additional content.  All of the programs containing additional locked content are fully functional and the keys are necessary only to access the additional content.  The customer’s obligation to pay for the software is not contingent on delivery of the “key” to access the additional content.

We reduce product revenue for estimated returns and price protections that are based on historical experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. We also reduce product revenue for the estimated redemption of end-user rebates on certain current product sales. Our rebate reserves are estimated based on the terms and conditions of the specific promotional rebate program, actual sales during the promotion, the amount of redemptions received and historical redemption trends by product and by type of promotional program. We did not offer any rebate programs to our customers during 2010 or 2009.

Multiple Element Arrangements

We also enter into certain revenue arrangements for which we are obligated to deliver multiple products or products and services (multiple elements). For these arrangements, which include software products, we allocate and defer revenue for the undelivered elements based on their vendor-specific objective evidence (“VSOE”) of fair value. VSOE is generally the price charged when that element is sold separately.

In situations where VSOE exists for all elements (delivered and undelivered), we allocate the total revenue to be earned under the arrangement among the various elements, based on their relative fair value. For transactions where VSOE exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue (residual method). If VSOE does not exist for undelivered items that are services, we recognize the entire arrangement fee ratably over the remaining service period. If VSOE does not exist for undelivered elements that are specified products, we defer revenue until the earlier of the delivery of all elements or the point at which we determine VSOE for these undelivered elements.

We recognize revenue related to the delivered products or services only if: (i) the above revenue recognition criteria are met; (ii) any undelivered products or services are not essential to the functionality of the delivered products and services; (iii) payment for the delivered products or services is not contingent upon delivery of the remaining products or service; and (iv) we have an enforceable claim to receive the amount due in the event that we do not deliver the undelivered products or services.

Discounts on Future Purchases

In connection with the licensing of an existing product, we sometimes offer a discount on additional licenses of the same product or on other products.  We apply a proportionate amount of the discount to each element covered by the arrangement based on each element’s fair value.  If the future elements are unknown at the time of the original sale, we apply the discount to the current product(s) purchased, defer the discount amount to be recognized pro rata over the estimated period during which additional purchases will be made (typically one year), and recognize current revenue on the remainder.

Shipping and Handling Costs

We record the amounts we charge our customers for the shipping and handling of our software products as product revenue and we record the related costs as cost of sales on our Consolidated Statements of Operations.

Sales Taxes

We record the amounts we charge our customers for sales taxes assessed by state and local governments on the sale of our software products and related shipping charges, as appropriate, on the net basis.  As such, we report the taxes collected as a liability on our balance sheet and do not include them in product revenue in our Consolidated Statements of Operations.

Customer Service and Technical Support

Customer service and technical support costs include the costs associated with performing order processing, answering customer inquiries by telephone and through websites, email and other electronic means, and providing technical support assistance to our customers. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to customers. We do not defer the recognition of any revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. The technical support is provided within one year after the associated revenue is recognized and free product enhancements (bug fixes) are minimal and infrequent. We accrue the estimated cost of providing this free support upon product shipment and record it as cost of sales.

ADVERTISING

Advertising costs, including direct response advertising costs, are charged to operations as incurred. We have determined that direct response advertising costs are insignificant. Total advertising costs included in “Sales and marketing expenses” in the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 were approximately $110,000 and $98,000, respectively.

STOCK-BASED COMPENSATION

We recognize share-based compensation in accordance with ASC 718, Compensation – Stock Compensation, using the modified prospective method. ASC 718 requires that we measure the cost of the employee services received in exchange for an award for equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period. It also provides that any corporate income tax benefit realized upon exercise or vesting of an award in excess of that previously recognized in earnings (referred to as a “windfall tax benefit”) will be presented in the Consolidated Statements of Cash Flows as a financing (rather than as operating) cash flow.  Realized windfall tax benefits are credited to paid-in capital in the Consolidated Balance Sheets.  Realized shortfall tax benefits (amounts which are less than that previously recognized in earnings) are first offset against the cumulative balance of windfall tax benefits, if any, and then charged directly to income tax expense.

No options or warrants were issued during the year ended December 31, 2010.

We maintain a policy of issuing authorized but unissued shares of common stock to satisfy share option and warrant exercises.

LEGAL COSTS RELATED TO LOSS CONTINGENCIES

We accrue legal costs expected to be incurred in connection with a loss contingency as they occur.  We did not accrue any legal costs related to a loss contingency during the years ended December 31, 2010 and 2009.

INCOME TAXES

We follow the guidance of ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

We follow the guidance of ASC 260, Earnings Per Share, to calculate and report basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential shares of common stock that were outstanding during the period. For us, dilutive potential shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options and warrants for all periods, convertible notes payable and the incremental shares of common stock issuable upon the conversion of convertible preferred stock.

When discontinued operations, extraordinary items, and/or the cumulative effect of an accounting change are present, income before any of such items on a per share basis represents the “control number” in determining whether potential shares of common stock are dilutive or anti-dilutive. Thus, the same number of potential shares of common stock used in computing diluted EPS for income from continuing operations is used in calculating all other reported diluted EPS amounts. In the case of a net loss, it is assumed that no incremental shares would be issued because they would be anti-dilutive. In addition, certain options and warrants are considered anti-dilutive because the exercise prices were above the average market price during the period. Anti-dilutive shares are not included in the computation of diluted EPS, in accordance with ASC 260-10-45-17.

The following table shows the amounts used in computing earnings per share and the effect on income and the average number of shares of dilutive potential common stock:

For the Year Ended December 31	2010	2009

Numerator:
Net loss	$(495,494)	$(641,088)

Denominator:
Denominator for basic per share amounts – weighted average shares	62,640,686	58,487,793
Dilutive effect of:
Stock options	---	---
Warrants	---	---
Denominator for diluted per share amounts - weighted average shares	62,640,686	58,487,793

The calculations of earnings (loss) per share for 2010 and 2009 excluded the impact of the following potential common shares as their inclusion would be anti-dilutive:

For the Year Ended December 31	2010	2009

Stock options	175,000	2,080,000
Warrants	---	2,300,000
Total weighted average anti-dilutive potential common shares	175,000	4,380,000

TRANSFER OF FINANCIAL ASSETS

We follow the guidance of ASC 860, Transfers and Servicing. ASC 860 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this standard did not have a material effect on our results of operations or financial position.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Unless otherwise indicated, the fair values of all reported assets and liabilities that represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments because of the short maturity of those instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts

In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (Topic 350) – Intangibles – Goodwill and Other. ASU 2010-28 amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  Early adoption is not permitted. Adoption of ASU 2010-28 is not expected to have a material impact on our consolidated financial statements.

Certain Revenue Arrangements That Contain Software Elements

In October 2009, the FASB issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements, (amendments to ASC 985). ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-14 is effective for fiscal years beginning after June 15, 2010, with early adoption permitted, and may be applied prospectively for new or materially modified arrangements. Adoption of ASU 2009-14 is not expected to have a material impact on our consolidated financial statements.

Multiple-Deliverable Revenue Arrangements

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC 605). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence (“VSOE”) or third-party evidence of the selling price.  The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 is effective for fiscal years beginning after June 15, 2010, with early adoption permitted, and may be applied prospectively for new or materially modified arrangements. Adoption of ASU 2009-13 is not expected to have a material impact on our consolidated financial statements.

RECLASSIFICATIONS

Certain accounts in our 2009 financial statements have been reclassified for comparative purposes to conform with the presentation in our 2010 financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates our continuation as a going concern. However, as of December 31, 2010 and 2009, we had negative working capital of $1,581,155 and $1,341,517, respectively, and had an accumulated deficit of $9,193,959 and $8,698,465, respectively. Although these factors raise substantial doubt about our ability to continue as a going concern, we have taken several actions in an attempt to mitigate the risk that we will be unable to continue as a going concern through December 31, 2011. These actions include pursuing the sale of product lines and pursuing mergers and acquisitions that will provide profitable operations and positive operating cash flow.

NOTE 3 – BALANCE SHEET DETAILS

Details of certain balance sheet captions are as follows:

Year ended December 31,	2010	2009

Accounts receivable, trade, net:
Gross trade accounts receivable	$130,243	$109,215
Less: allowance for doubtful accounts	(21,000)	(16,700)
Net accounts receivable, trade	$109,243	$92,515

Allowance for doubtful accounts:
Beginning balance	$16,700	$16,300
Bad debts provision (included in Sales and marketing expenses)	8,316	8,788
Accounts written off	(4,069)	(9,621)
Collection of accounts previously written off	53	1,233
Ending balance	$21,000	$16,700

Inventories, net:
Raw materials	$46,206	$79,206
Finished goods	27,564	24,121
Less: reserve for obsolete inventory	(9,108)	(14,781)
Net inventories	$64,662	$88,546

Reserve for obsolete inventory:
Beginning balance	$14,781	$15,500
Provision for obsolete inventory	13,945	7,096
Obsolete inventory written off	(19,618)	(7,815)
Ending balance	$9,108	$14,781

Other current assets:
Prepaid expenses	$26,017	$31,123
Total other current assets	$26,017	$31,123

Property and equipment, net
Computer equipment	$71,847	$76,516
Computer software	67,614	68,484
Office equipment	64,747	69,789
Office furniture and fixtures	35,363	39,588
Warehouse equipment	4,568	5,958
Total property and equipment	244,139	260,335
Less: accumulated depreciation	(236,430)	(246,356)
Net property and equipment	$7,709	$13,979

Intangible assets, net
Software license agreements, net
Cost	$4,237,390	$4,227,390
Less: accumulated amortization	(4,113,710)	(4,077,646)
Net software license agreement	$123,680	$149,744
Capitalized software development costs, net
Capitalized costs	$1,234,594	$1,074,514
Less: accumulated amortization	(973,721)	(735,567)
Net capitalized software development costs	$260,873	$338,947
Net intangible assets	$384,553	$488,691

We entered into a license agreement in June 1999 with Parsons Technology, Inc., a subsidiary of TLC, a copy of which has since been assigned to Houghton Mifflin Harcourt Publishing Company, the latest licensor-assignee in a succession of assignments that have occurred since the original agreement. The license, as we acquired it in 1999, provided us with the right, for a term of ten years, to publish, use, distribute, sublicense and sell, exclusively worldwide in non-secular channels and non-exclusively on an unrestricted basis in secular channels, a collection of 65 individual top-selling Christian-related software titles and content owned by Parsons Technology, including QuickVerse, among others.  In October 2003, we reached settlement in a dispute with The Zondervan Corporation and TLC which extended indefinitely the term of the software license agreement. In May 2010, we purchased certain copyrights from Houghton Mifflin Harcourt Publishing Company that were related to our 1999 license agreement with Parsons Technology, Inc.  See Note 4.

Amortization related to the software license agreements, included in General and administrative expenses on our Consolidated Statements of Operations, was $36,064 and $231,009 for the years ended December 31, 2010 and 2009, respectively.

Amortization for the capitalized software development costs, included in Cost of sales on our Consolidated Statements of Operations, was $238,153 and $226,974 for the years ended December 31, 2010 and 2009, respectively.

Other current liabilities:
Reserve for sales returns	$115,756	$121,165
Other accrued expenses	32,362	84,393
Total other current liabilities	$148,118	205,558

Reserve for sales returns (included in Other current liabilities):
Beginning balance	$121,165	$119,822
Return provision – sales	144,900	313,200
Return provision – cost of sales	(21,735)	(46,980)
Returns processed	(128,574)	(264,877)
Ending balance	$115,756	$121,165

NOTE 4 – INTANGIBLE ASSETS

In May 2010, we purchased certain copyrights from Houghton Mifflin Harcourt Publishing Company for $10,000.  The copyrights were related to our 1999 license agreement with Parsons Technology, Inc. in relation to which Houghton Mifflin Harcourt Publishing Company had been the latest licensor-assignee in a succession of assignments dating back to 1999 and originating with Parsons Technology, Inc.  The license that we acquired in 1999 provided us with the right to publish, use, distribute, sublicense and sell, exclusively worldwide in non-secular channels and non-exclusively  on an unrestricted basis in secular channels, a collection of 65 individual top-selling Christian-related software titles owned by Parsons Technology, including QuickVerse, among others. The acquired copyrights are amortized over a ten year useful life as was the original software license we acquired in 1999.

NOTE 5 – DEBT

At December 31, 2010 and 2009, the current portion of term debt consisted of the following:

	2010		2009

Unsecured term note payable to a premium finance company due April 2010 in monthly installments of $1,664, including interest at 5.73%.	$	---	$6,577

Unsecured term note payable to a vendor for advertising due July 2010 in monthly installments of $2,000, including interest at 10%.		---	13,141

Unsecured term note payable to a premium finance company due March 2011 in monthly installments of $1,775, including interest at 6.84%.		5,265	---
Total short-term notes payable		5,265	19,718
Add: Current maturities of long-term debt		56,000	64,180
Current portion of term debt		$61,265	$83,898

At December 31, 2010 and 2009, long-term debt consisted of the following:

	2010		2009

Unsecured term note payable to a former shareholder due March 2008 in monthly installments of $10,000, plus interest at 8%, through April 2007, and monthly installments of $20,000, plus interest at 8%, beginning May 2007.		$56,000	$56,000

Unsecured term note payable to a limited liability company due February 2010 in monthly installments of $4,167, including simple interest at 15%.		---	8,180
Total Long-term debt		56,000	64,180
Less: Current maturities		(56,000)	(64,180)
Long-term debt, net	$	---	---

At December 31, 2010, we were current on the unsecured term notes payable to the premium finance company, the advertising vendor, and the limited liability company.  We were in arrears for the final three payments of the unsecured term note payable to a former shareholder.

NOTE 6 – INCOME TAXES

The provision for taxes on income from continuing operations for the years ended December 31, 2010 and 2009 consisted of the following:

	2010		2009

Current:
Federal	$	---	$	---
State		---		---
Net current income tax expense		---		---
Deferred:
Federal		---		---
State		---		---
Net deferred income tax expense		---		---
Total tax provision	$	---	$	---

The provisions for income taxes differ from the amounts computed by applying the federal statutory rate due to the following:

	2010		2009

Expense (benefit) at Federal statutory rate – 34%		$(158,268)		$(217,970)
State tax effects, net of Federal taxes		(501)		(1,717)
Nondeductible expenses		252		382
Nontaxable income		---		---
Deferred tax asset valuation allowance		158,517		219,305
Income tax expense	$	---	$	---

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our total and net deferred tax assets, deferred tax asset valuation allowances and deferred tax liabilities at December 31, 2010 and 2009 are as follows:

For the year ended December 31, 2010	Federal	State		Total

Current Deferred Income Taxes
Accrued expenses, reserves, other items	$91,100		$300	$91,400
Operating loss carryforwards	---		---	---
Total current deferred income tax asset	91,100		300	91,400
Less: Valuation allowance	(88,700)		(300)	(89,000)
Deferred income tax asset, net	$2,400	$	---	$2,400

Non-current Deferred Income Taxes
Property and equipment and state deferred tax liabilities	$2,200		$100	$2,300
Operating loss carryforwards	3,120,000		8,500	3,128,500
Total non-current deferred income tax asset	3,122,200		8,600	3,130,800
Less: Valuation allowance	(3,037,200)		(8,200)	(3,045,400)
Deferred income tax asset, net	85,000		400	85,400
Capitalized development costs	(89,000)		(400)	(89,400)
Other items	1,600		---	1,600
Deferred income tax liability	(87,400)		(400)	(87,800)
Deferred income tax liability, net	$(2,400)	$	---	$(2,400)

For the year ended December 31, 2009	Federal	State		Total

Current Deferred Income Taxes
Accrued expenses, reserves, other items	$109,100		$400	$109,500
Operating loss carryforwards	---		---	---
Total current deferred income tax asset	109,100		400	109,500
Less: Valuation allowance	(104,400)		(400)	(104,800)
Deferred income tax asset, net	$4,700	$	---	$4,700

Non-current Deferred Income Taxes
Property and equipment and state deferred tax liabilities	$4,500		$1,000	$5,500
Operating loss carryforwards	3,013,500		7,500	3,021,000
Total non-current deferred income tax asset	3,018,000		8,500	3,026,500
Less: Valuation allowance	(2,887,200)		(6,900)	(2,894,100)
Deferred income tax asset, net	130,800		1,600	132,400
Capitalized development costs	(115,000)		(1,400)	(116,400)
Other items	(20,500)		(200)	(20,700)
Deferred income tax liability	(135,500)		(1,600)	(137,100)
Deferred income tax liability, net	$(4,700)	$	---	$(4,700)

A valuation allowance has been recorded primarily related to tax benefits associated with income tax operating loss carryforwards. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable. The valuation allowance for deferred tax assets was increased by $135,500 and $187,700 during the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, we had available net operating loss carryforwards of approximately $9,191,000 for federal income tax purposes that expire in 2030. The federal carryforwards resulted from losses generated in 1996 through 2002, 2005, 2006, 2008, 2009 and 2010. We also had net operating loss carryforwards available from various state jurisdictions ranging from approximately $37,000 to approximately $818,000 that expire in 2024.

We adopted the provisions of FIN No. 48 (now codified as ASC 740) as of January 1, 2007, and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. Federal, Nebraska, Iowa, Texas and Illinois as our “major” tax jurisdictions. Generally, we remain subject to examination of our 2006 through 2009 U.S. Federal, Nebraska, Iowa, Texas and Illinois income tax returns.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

NOTE 7 – STOCKHOLDERS’ EQUITY

COMMON STOCK

In March 2009, we committed to issue a total of 3,357,143 restricted shares of common stock consisting of 1,907,143 shares to our executive officers and 1,450,000 shares to our non-executive employees, at the closing price as of March 13, 2009 ($0.021), in lieu of cash for services rendered from January 1, 2004 through December 31, 2008.  This issuance was valued at $70,500.

In March 2009, we committed to issue a total of 2,142,857 restricted shares of common stock to our outside directors, at the closing price as of March 13, 2009 ($0.021) in lieu of cash payments of amounts accrued for service as members of our board from the period of April 1, 2008 through December 31, 2008.  This issuance was valued at $45,000.

In August 2010, we committed to issue a total of 3,571,428 restricted shares of common stock to our outside directors, at the closing price as of August 9, 2010 ($0.0021), in lieu of cash for services rendered from January 1, 2009 through June 30, 2010. These services were valued at $90,000; however, the board of directors agreed that the difference between the value of the restricted shares of common stock and their services would be recorded as contributed capital.

In August 2010, we committed to issue a total 350,000 restricted shares of common stock to our outside directors, at the closing price as of August 9, 2010 ($0.0021), as compensation for services rendered in connection with their service on the board of directors. This issuance was valued at $735.

In August 2010, we committed to issue a total of 1,555,000 restricted shares of common stock consisting of 1,400,000 shares to our executive officers and 155,000 shares to our non-executive employees, at the closing price as of August 9, 2010 ($0.0021), as compensation for services rendered in connection with their employment. This issuance was valued at $3,266.

In August 2010, we committed to issue a total of 2,300,000 restricted shares of common stock to a consultant, at the closing price as of August 9, 2010 ($0.0021), as compensation for services rendered in connection with their time as a consultant to the Company. This issuance was valued at $4,830.

COMMON STOCK OPTIONS

In July 2009, 200,000 vested stock options with an exercise price of $0.11, related to a former employee, expired unexercised.  We did not grant any options or other stock-based awards to the individual for whom the options expired, during the six months prior to and after the option expirations.

In July 2009, 190,000 vested stock options with an exercise price of $0.10, related to former employees, expired unexercised.  We did not grant any options or other stock-based awards to the individuals for whom the options expired, during the six months prior to and after the option expirations.

In October 2009, 460,000 vested stock options with an exercise price of $0.10, related to current employees, expired unexercised.  We did not grant any options or other stock-based awards to the individuals for whom the options expired, during the six months prior to and after the option expirations.

In August 2010, our board of directors authorized the cancellation of a total of 905,000 vested stock options with an exercise price of $0.11 consisting of 350,000 stock options to our outside directors, 400,000 stock options to our executive officers and 155,000 stock options to our non-executive employees. The stock options for our outside directors had an expiration date of August 20, 2011, and the stock options for our executive officers and our non-executive employees had an expiration date of July 17, 2011.

In August 2010, our board of directors authorized the cancellation of a total of 1,000,000 vested stock options with an exercise price of $0.05 consisting of 500,000 stock options to our executive officers with an expiration date of June 6, 2012 and 500,000 stock options to our executive officers with an expiration date of June 5, 2013.

COMMON STOCK WARRANTS

In March 2009, warrants to purchase up to 300,000 restricted shares of our common stock with an exercise price of $0.13 per share expired unexercised.

In April 2009, warrants to purchase up to 150,000 restricted shares of our common stock with an exercise price of $0.022 per share expired unexercised.

In July 2009, warrants to purchase up to 100,000 restricted shares of our common stock with an exercise price of $0.07 per share expired unexercised.

In July 2010, warrants to purchase up to 1,000,000 restricted shares of our common stock with an exercise price of $0.032 per share expired unexercised.

In August 2010, our board of directors authorized the cancellation of a consultant’s warrant to purchase up to 1,300,000 shares of common stock with an exercise price of $0.032.  This warrant was fully vested on August 31, 2007 and had an expiration date of September 13, 2010.

NOTE 8 – STOCK-BASED COMPENSATION

Our 1999 Stock Incentive Plan authorizes the issuance of various forms of stock-based awards including incentive and nonqualified stock options, stock appreciation rights attached to stock options, and restricted stock awards to our directors, officers and other key employees. The plan has been approved by our stockholders and as such, provides certain income tax advantages to employees as provided under Sections 421, 422, and 424 of the Internal Revenue Code. Stock options are granted at an exercise price as determined by our board at the time the option is granted and may not be less than the par value of such shares of common stock. None of the options granted under the plan have been granted with an exercise price less than fair value of the common stock on the date of grant. Stock options vest quarterly over three years and have a term of up to ten years. The plan authorizes an aggregate of 1,500,000 shares of common stock may be issued. We did not grant any options under the plan during 2010 or 2009.

In addition, we issue various forms of stock-based awards including nonqualified stock options and restricted stock awards to directors, officers, other key employees and third-party consultants, outside of the plan. Awards granted outside of the plan have been granted pursuant to equity compensation arrangements that have not been approved by our stockholders. These awards are granted at an exercise price as determined by our board at the time of grant and are not less than the par value of such shares of common stock. None of the options granted outside of the plan have been granted with an exercise price less than fair value of the common stock on the date of grant. Stock options granted outside of the plan vest as determined by our board at the time of grant and have a term of up to ten years. We did not grant any options outside of the plan during 2010 or 2009 to non-executive employees. During the year ended December 31, 2010, our board of directors authorized the cancellation of a total of 1,905,000 vested stock options. See Note 7.

Activity under our stock option plans is summarized as follows:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	2,080,000	$0.08
Granted	---	---
Exercised	---	---
Forfeited or expired	---	---
Canceled	(1,905,000)	$(0.08)
Outstanding at December 31, 2010	175,000	$0.11	.54	$	---

Exercisable at December 31, 2010	175,000	$0.11	.54	$	---

There were no non-vested equity instruments at the beginning of the year, end of the year, granted or forfeited during the year.

Warrant activity is summarized as follows:

Warrants	Shares	Weighted-Average Exercise Price		Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	2,300,000		$0.03
Granted	---		---
Exercised	---		---
Forfeited or expired	(1,000,000)		$(0.03)
Canceled	(1,300,000)		$(0.03)
Outstanding at December 31, 2010	---	$	---	---	$	---

Exercisable at December 31, 2010	---	$	---	---	$	---

No other equity instruments were issued during 2010 to acquire goods and services. See Note 7.

NOTE 9 – RENTAL AND LEASE INFORMATION

OPERATING LEASES

We leased office space in Omaha, Nebraska under an operating lease with a third-party with terms extending through May 2012. In September 2010, we entered into an early lease termination agreement whereas the third-party agreed to accept three months of back monthly lease payments. In December 2010, the lease agreement was considered to be paid in full and a full release had been granted by the third-party. We were responsible for all taxes, insurance and utility expenses associated with this lease.

We lease warehouse facilities in Omaha, Nebraska under an operating lease with a third-party with terms extended through June 2010. Since June 2010, we have continued to lease the warehouse facilities under a month-to-month lease agreement. We are responsible for all taxes, insurance and utility expenses associated with this lease.

Rental expense for the years ended December 31, 2010 and 2009 amounted to $88,003 and $86,901, respectively. Rental expenses are included in capitalized software development costs. See Note 1.

At December 31, 2010, there were no future minimum rental payments required under these leases.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

We are subject to legal proceedings and claims that arise in the ordinary course of our business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our financial statements taken as a whole.

The employment agreements with our management team each expired on April 14, 2010. None of the agreements were extended nor are new agreements being considered. Our management team consists of the following:

	Chief Executive Officer	Chief Technology Officer
Base Annual Salary	$150,000	$150,000

Although the employment agreements have expired, we have accrued the following for our management team as of December 31, 2010:

	Accrued Base Salary	Vested Deferred Vacation Compensation
Included in Accrued Payroll at December 31, 2010	$30,018	$25,717

We have included content in QuickVerse, our flagship software product, under contracts with publisher providers that have expired.  We are currently pursuing resolution, however, there is no guarantee that we will be able to secure a new agreement, or an extension, and should any of the publishers demand we cease and desist including their content, the unknown potential negative impact could be material.

Our royalty agreements for new content generally provide for advance payments to be made upon contract signing.  In addition, several new agreements provide for additional advance payments to be made upon delivery of usable content and publication.  We accrue and pay these advances when the respective milestone is met.

We do not collect sales/use taxes or other taxes with respect to shipments of most of our goods into most states in the U.S.  Our fulfillment center and customer service center networks, and any future expansion of those networks, along with other aspects of our evolving business, may result in additional sales/use and other tax obligations.  One or more states may seek to impose sales/use or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce.  A successful assertion by one or more states that we should collect sales/use or other taxes on the sale of merchandise or services could result in substantial tax liabilities for past sales, decrease our ability to compete with traditional retailers, and otherwise harm our business.

Currently, decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local taxes and use taxes with respect to sales made over the Internet.  However, a number of states, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s constitutional concerns and result in a reversal of its current position, we could be required to collect sales and use taxes in additional states.  The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on all of our online competitors and decrease our future sales.

NOTE 11 – RELATED PARTY TRANSACTIONS

Our executive officers and employees, from time to time, make purchases of materials and various expense items (including business related travel) in the ordinary course of business via their personal credit cards in lieu of a corporate check for COD orders and/or prior to establishment of a line of credit with a vendor. We do not provide our employees or executive officers with corporate credit cards and reimburse these purchases as quickly as possible. The unpaid expense account balances are included in Accounts payable, related parties on our Consolidated Balance Sheets.

On March 6, 2007, we entered into an agreement for business development advisory services with a consultant who was appointed to fill a vacancy on our Board of Directors on December 14, 2007.  This agreement provided for monthly cash compensation of $5,000, reimbursement for all pre-approved travel expenses related to meetings or work related to service under the agreement, cash compensation of $1,500 per day for any special project work or meetings that require the consultant to travel, and annual compensation of 5% of our fiscal 2007 earnings before interest, taxes, depreciation and amortization (EBITDA) in excess of $500,000 (excluding all non-cash charges).  This agreement was amended on July 9, 2007 to extend the expiration to June 30, 2008 (from March 15, 2008), extend the annual EBITDA bonus to include fiscal 2008, and provide for additional compensation consisting of warrants to purchase up to 2,300,000 shares of common stock at $0.032 per share.  We have accrued $28,784, included in Accounts payable, related parties on our Consolidated Balance Sheets, related to the additional annual compensation provision. See Note 7.

On December 1, 2008, we entered into an agreement for business development advisory services with the above referenced consultant/board member.  This agreement provides for monthly cash compensation of $2,500, reimbursement for all pre-approved travel expenses related to meetings or work related to service under the agreement, and cash compensation of $1,500 per day for any special project work or meetings that require the consultant to travel.  The agreement expired on December 31, 2010.

On February 25, 2008, we acquired the FormTool software product line from ORG Professional, LLC, in which one of our outside directors currently has a 5% equity interest.  Despite the ownership interest, the director agreed to forego any direct personal economic benefit to which he would otherwise be entitled as a result of the transaction.

We had no other transactions with related parties during the years ended December 31, 2010 and 2009.

NOTE 12 – RISKS AND UNCERTAINTIES

Our future operating results may be affected by a number of factors. We are dependent upon a number of major inventory and intellectual property suppliers. If a critical supplier had operational problems or ceased making material available to us, operations could be adversely affected.

NOTE 13 – SUBSEQUENT EVENTS

On April 8, 2011, we committed to issue a total of 1,812,085 restricted shares of common stock to our outside directors, at the closing price as of April 8, 2011 ($0.004), in lieu of cash for services rendered from July 1, 2010 through December 31, 2010. These services were valued at $30,000; however, the board of directors agreed that the difference between the value of the restricted shares of common stock and their services would be recorded as contributed capital.

OUR BOARD OF DIRECTORS AND STOCKHOLDERS HOLDING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK HAVE APPROVED THE PENDING ASSET SALE.

POSSIBLE FUTURE REVERSE STOCK-SPLITS

This section of the Information Statement describes the purpose and effects of one or more potential reverse splits of our Common Stock that we have authorized our Board of Directors to declare at its discretion through April 30, 2016.

Purpose

Our Board of Directors believes that our outstanding common shares may need to be reduced in order that we have a capital structure that we believe:

▪
will potentially enable us to achieve a higher per share market price, thereby increasing our reportable per share earnings if and when we becomes profitable, as well as to be able to report other per share market metrics at correspondingly higher levels;

▪	will more favorably position us to enter into potential financing and/or business combination transactions with a minimum of complexity;

▪
will enable us to have a total number of shares outstanding that is more consistent with what we believe the public securities markets generally associate with well-managed public companies comparable to Findex in terms of market capitalization, shareholders’ equity, operations, and potential earnings and free cash flow, and

▪	positions us more favorably to attract potential interest from institutional investors, many of which are subject to restrictions on investments in lower-priced securities.

Our Board of Directors has been granted the authority to declare one or more reverse stock-splits of all of the then issued and outstanding shares of our Common Stock.  If and when our Board of Directors deem it appropriate and advisable for us at any time prior to April 30, 2016 to declare and effect such a reverse stock-split of our Common Stock, any such reverse stock-split shall be effectuated on the basis of a fractional ratio at either end of, or within, the range extending from 1-for-10, at one end, to 1-for-100, on the other end, as determined by our Board of Directors in its discretion at such time.  Our Board of Directors, however, is under no obligation to declare or otherwise effect any reverse stock-spit as may be authorized hereinafter by the stockholders, and in the event that our Board of Directors shall effect any such reverse stock-split, the total number of shares of our common stock then authorized (as distinct from issued)  shall remain unchanged.

In deciding whether to declare and effect a reverse stock-spit, and, if so, the reverse ratio to be used, our Board of Directors will consider, among other things:

▪	the potential impact and anticipated benefits in the event we move toward profitability;

▪	the market price of our common stock;

▪	the number of shares of Common Stock that will be outstanding after the split;

▪	our stockholders’ equity at such time;

▪	the shares of our Common Stock then available for future issuance in accordance with our Articles of Incorporation;

▪	the liquidity of our Common Stock in the market; and

▪	the nature of our operations.

If our Board of Directors does not declare a reverse stock-split by April 30, 2016, the authority that it will have been granted by this corporate action will terminate without any required further action.

Effect

Following the declaration and effectiveness, if any, of a reverse stock-split as described above, each of our common stockholders will own fewer shares of our Common Stock, with such actual number of shares being dependent on the ratio established by our Board of Directors for the corresponding split.  For example, if our Board of Directors were to declare a 1-for-10 reverse split of our Common Stock, a stockholder owning 100 shares of our Common Stock immediately before the effectiveness of such reverse stock-split would own only 10 shares of our Common Stock following the split.  The higher the ratio that our Board of Directors declares (1-for-100 being the highest and 1-for-10 being the lowest), the greater will be the reduction in the number of shares of Common Stock held by each stockholder following any such  reverse stock-split.  Although it is often the case that the per share market trading price of publicly traded shares increases proportionately following a reverse stock-split, either in the immediate term or following some period of time, this does not always occur and there can be no assurance that any reverse split of our Common Stock declared by our Board of Directors pursuant to the authority granted through this corporate action would have such an effect, either immediately or ever.

Any reverse split of our Common Stock would not change the number of our authorized shares of Common Stock as designated by our Articles of Incorporation, which currently stands at 120,000,000 shares.  Thus, following any reverse stock-split of our Common Stock, because the number of issued and outstanding shares of our Common Stock would have been reduced, the number of shares of our Common Stock remaining available for future issuance would have effectively increased.

No fractional shares of our Common Stock will be issued as a result of any reverse stock-split.  In the event that any reverse stock-split has the effect of leaving any one or more of our stockholder with a fraction of a share of our Common Stock, the number of shares that such stockholder shall be deemed to own shall be the nearest whole number following a round up of the fraction.  For example, if a reverse stock-split were to leave a stockholder with one and one half shares, the stockholder would be deemed to hold two whole shares following the effectiveness of the split.

The charts below outline the capital structure following a potential reverse stock-split, with possible reverse ratios on the low end and the high end accounted for.  Note that the figures included are based on the number of shares issued and outstanding as of the Record Date.

	Number of shares of Common Stock before 1:10 Reverse Stock-Split	Number of shares of Common Stock after 1:10 Reverse Stock-Split
Authorized	120,000,000	120,000,000
Issued and Outstanding	69,161,238	6,916,123
Reserved for Issuance	---	---
Authorized but Unissued	50,838,762	113,083,877

	Number of shares of Common Stock before 1:100 Reverse Stock-Split	Number of shares of Common Stock after 1:100 Reverse Stock-Split
Authorized	120,000,000	120,000,000
Issued and Outstanding	69,161,238	691,612
Reserved for Issuance	---	---
Authorized but Unissued	50,838,762	119,308,388

Tax Consequences to Holders of Our Common Stock

Each stockholder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to such stockholder related to a reverse stock-split.

Tax Consequences to Us

The Company will not recognize any gain or loss as a result of any reverse stock-split that may be declared.

OUR BOARD OF DIRECTORS AND STOCKHOLDERS HOLDING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK HAVE APPROVED THE POSSIBLE FUTURE REVERSE STOCK-SPLITS.

NO ADDITIONAL MATTERS

Except as set forth above, as of the date of this Information Statement, our Board of Directors knows of no other matters other than those described in this Information Statement, which have been approved or considered by the holders of a majority of our Common Stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

Only one Information Statement is being delivered to multiple security holders sharing an address. If you are a security holder at a shared address to which a single copy of this Information Statement was delivered, and you desire to obtain a separate copy of the documents delivered, please contact President and Chief Executive Officer, Steven Malone, at the Company.

We are subject to the information requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the SEC.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) may be obtained free of charge.

By Order of the Board of Directors

/s/ Steven Malone
Steven Malone
Chairman, President and Chief Executive Officer

Exhibit No.	Description
10.35	Software Product Line Purchase Agreement between FindEx.com, Inc. and WORDsearch Corp., L.L.C. dated May 5, 2011.